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                             CONTRIBUTION AGREEMENT
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     Agreement dated as of October 28, 1997 by and among Advanta Corp., a
Delaware corporation (the "Company") and Fleet Financial Group, Inc., a Rhode Island corporation ("Fleet").

     WHEREAS, the Boards of Directors of the parties hereto deem it advisable that they and certain of their Affiliates contribute and transfer certain assets and liabilities to a newly created limited liability company (the "LLC") on the terms hereinafter stated.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                         ARTICLE I.  THE CONTRIBUTION.
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     SECTION 1.01  The Contribution.

     (a) Upon the terms and subject to the conditions hereof, and in consideration of the issuance of the membership interests to the Company and Fleet (or Subsidiaries of either of them), pursuant to a Limited Liability Company Agreement in substantially the form attached hereto as Exhibit A, at the Closing hereunder the Company shall, and shall cause each of the Company Contributors to, contribute and transfer to the LLC, and Fleet and the Company shall cause the LLC to accept and assume, the assets and liabilities of the Company and the Company Contributors set forth on Schedules 1 and 2 hereto, respectively, and Fleet shall, and shall cause each of the Fleet Contributors to, contribute and transfer to the LLC, and Fleet and the Company shall cause the LLC to accept and assume, the assets and liabilities set forth on Schedules 3 and 4 hereto, respectively (all such contributions and transfers are collectively referred to herein as the "Contribution").

     (b) The assets and liabilities contributed and transferred by the Company and the Company Contributors to the LLC (including, without limitation, the Ordinary Course of Business Liabilities) are referred to herein collectively as the "Company Contributed Assets" and the "Company Transferred Liabilities", respectively. The assets and liabilities contributed and transferred by Fleet and the Fleet Contributors to the LLC are referred to herein collectively as the "Fleet Contributed Assets" and the "Fleet Transferred Liabilities", respectively. The contracts listed on Schedule 1 hereto and those entered into by the Company or any Company Contributor on or after the date hereof and prior to the Closing Date in the ordinary course of business relating to the Business are collectively referred to as the "Company Contributed Contracts" and the contracts listed on Schedule 3 hereto and those entered into by Fleet or any Fleet Contributor on or after the date hereof and prior to the Closing Date in the ordinary course of business relating to the Fleet Business are collectively referred to as the "Fleet Contributed Contracts."

     (c) The parties hereto acknowledge that excluded from the assets listed on
Schedule 1 hereto are the assets listed on Schedule 4.13.

     (d) Immediately prior to the Closing, Fleet shall cause the LLC to enter into a Participation Agreement with Fleet Credit Card Bank (the "CCB Participation Agreement") pursuant to which the LLC will receive all of the economic benefit of, and retain all of the economic risk of, the assets set forth on Schedules 1B and 3B hereto (the "CCB Assets") and the liabilities set forth on Schedules 2B and 4B hereto (the "CCB Liabilities"). In connection therewith, the LLC shall direct the Company and each of the Company Contributors to transfer, at the Closing, the CCB Assets and the CCB Liabilities to Fleet Credit Card Bank.

     (e) Immediately prior to the Closing, Fleet shall cause the LLC to enter into a Participation Agreement with Fleet National Bank (the "FNB Participation Agreement") pursuant to which the LLC will receive all of the economic benefit of, and retain all of the economic risk of, the assets set forth on Schedules 1C and 3C hereto (the "FNB Assets") and the liabilities set forth on Schedules 2C and 4C hereto (the "FNB Liabilities"). In connection therewith, the LLC shall direct the Company and each of the Company Contributors to transfer, at the Closing, the FNB Assets and the FNB Liabilities to Fleet National Bank.

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     (f) The Company and Fleet acknowledge and agree that the LLC shall remain fully liable for all of the liabilities (including the principal, interest, fees and other charges related to each such liability) assumed by it under this Agreement, and as between the LLC and Fleet Credit Card Bank with respect to the CCB Liabilities and as between the LLC and Fleet National Bank with respect to the FNB Liabilities, the LLC shall be the party which is the ultimate obligor with respect to such liabilities and shall bear the economic risk of loss with respect to such liabilities and shall hold Fleet Credit Card Bank and Fleet National Bank harmless with respect to any Losses arising from any such liabilities.

     (g) Other than the Company Transferred Liabilities and the Fleet Transferred Liabilities or as otherwise set forth in this Agreement, the parties hereto agree that the LLC is not agreeing to, and shall not, assume any other liability, obligation, undertaking, expense or agreement of any kind, absolute or contingent, known or unknown, of the Company or any of the Company Contributors or of Fleet or any of the Fleet Contributors (the "Non-Assumed Liabilities"), and the execution, delivery and performance of this Agreement by the parties hereto shall not render the LLC liable for any such liability, obligation, undertaking, expense or agreement. Without limiting the generality of the foregoing, the parties hereto agree that the LLC shall not assume or be liable for, and shall not undertake to attempt to assume or discharge (except with respect to the Company Transferred Liabilities and the Fleet Transferred Liabilities): (i) any liability or obligation of the Company or any of the Company Contributors or of Fleet or any of the Fleet Contributors arising out of or relating to any contract or agreement not specifically assumed by the LLC pursuant to Section 1.01(b) hereof; (ii) subject to Section 6.17, any liability or obligation of the Company or any Company Contributor relating to SmartMove Repricing of the Retained SmartMove Accounts; (iii) other than as provided in
Section 6.08 hereof, any liability or obligation of the Company or any of the Company Contributors or of Fleet or any of the Fleet Contributors arising out of or relating to any pension, retirement, employee health or welfare or profit sharing plan or trust of the Company or any Company Contributor; (iv) any liability or obligation of the Company or any of the Company Contributors or Fleet or any of the Fleet Contributors arising out of or relating to any oral or written employment agreement not included in the Company Contributed Contracts or the Fleet Contributed Contracts or contemplated by this Agreement; (v) any liability or obligation of the Company or any of the Company Contributors or Fleet or any of the Fleet Contributors arising out of or relating to any litigation, proceeding, or claim by any person relating to the business or operation of, or otherwise relating to, the Company or any of the Company Contributors or Fleet or any of the Fleet Contributors or the Company Contributed Assets or the Fleet Contributed Assets before the Closing Date, whether or not such litigation, proceeding or claim is pending, threatened or asserted before, on or after the Closing Date; (vi) any liabilities or obligations of the Company or any of the Company Contributors for any Taxes, whether or not such Taxes become due before, on or after the Closing Date; and
(vii) any and all other liabilities, obligations, debts or commitments of any of the Company or any of the Company Contributors or Fleet or any of the Fleet Contributors whatsoever whether accrued now or hereafter, whether fixed or contingent, whether known or unknown, or any claims asserted against the Company Contributed Assets or the Fleet Contributed Assets or other items transferred to the LLC by the Company Contributors or the Fleet Contributors relating to any event (whether act or omission) prior to the Closing Date.

     (h) Except as otherwise set forth in this Agreement, the Company hereby acknowledges and agrees that, other than the CCB Liabilities, Fleet Credit Card Bank shall not assume any other liability, obligation, undertaking, expense or agreement of any other kind, whether absolute or contingent, known or unknown, of the Company or any of the Company Contributors.

     (i) Except as otherwise set forth in this Agreement, the Company hereby acknowledges and agrees that, other than the FNB Liabilities, Fleet National Bank shall not assume any other liability, obligation, undertaking, expense or agreement of any other kind, whether absolute or contingent, known or unknown, of the Company or any of the Company Contributors.

     SECTION 1.02 Consummation of the Contribution. The Contribution and the other transactions contemplated by this Agreement shall be consummated and closing thereof (the "Closing") shall occur on (a) the last Business Day of the calendar quarter in which the last of the conditions set forth in Sections 8.01(a), 8.01(b), 8.02(c) and 8.03(f) hereof shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that at Fleet's sole election, exercised by written notice

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thereof to the Company at any time after the satisfaction or waiver of such conditions, the Closing shall occur within ten(10) Business Days after delivery of such notice; provided, further, however, that if Fleet so elects, after determination of a good faith estimate of the Managed Receivables and the Agreed Deficit as of the proposed Closing Date and the last Business Day of the preceding calendar quarter, Fleet shall have the right to withdraw the notice referred to in the immediately preceding proviso promptly after determination of such estimate and the Closing shall occur on the last Business Day of the calendar quarter in which Fleet's original election notice was given, or (b) such other date to which the parties may agree in writing. In no event may Fleet give notice of a proposed mid quarter Closing Date more than once. The date on which the Closing shall occur is referred to herein as the "Closing Date." The exact date and time of closing of the transactions contemplated by this Agreement shall be specified by the Company by notice to Fleet given at least three Business Days prior thereto and the Closing shall be held at the offices of Wolf, Block, Schorr and Solis-Cohen LLP, 111 South Fifteenth Street, Philadelphia, Pennsylvania or such other place as the parties shall agree.

     The parties acknowledge and agree that the foregoing provisions are intended to provide that if Fleet elects to give notice that a closing of the transactions contemplated by this Agreement shall occur at any time other than at the end of a calendar quarter, and does not withdraw such notice in accordance with the terms of this Agreement, then the calculation of the Managed Receivables, the Agreed Deficit and the Gain Receivable shall be made as of the Specified Date and shall be effective for all purposes of this Agreement, including, without limitation, the Closing Balance Sheet.

     SECTION 1.03  Deliveries at Closing.  At the Closing,

     (a) The Company or the Company Contributors, or any one or more of them, as applicable, shall execute and deliver such conveyances, bills of sale, deeds, assignments, assurances, certificates and other instruments as Fleet may reasonably request in order to evidence the conveyance and transfer of the Company Contributed Assets to the LLC, and, thereafter, the transfer of title pursuant to the CCB Participation Agreement, the CCB Assets to Fleet Credit Card Bank and pursuant to the FNB Participation Agreement, the FNB Assets to Fleet National Bank.

     (b) The Company and the Company Contributors or any one or more of them, as applicable, shall cause to be delivered the items set forth in Sections 8.01 and
8.03 hereto.

     (c) The Company and the Company Contributors or any one or more of them, as applicable, shall have delivered executed copies of the Ancillary Agreements.

     (d) Fleet shall cause to be executed and delivered such instruments of assumption and such other instruments and documents as the Company may reasonably request to evidence the assumption of (i) the Company Contributed Liabilities by the LLC, (ii) the CCB Liabilities by Fleet Credit Card Bank and
(iii) the FNB Liabilities by Fleet National Bank.

     (e) Fleet, the Fleet Contributors, the LLC, or any one or more of them, as applicable, shall cause to be delivered the items set forth in Sections 8.01 and
8.02 hereto.

     (f) Fleet, the Fleet Contributors, the LLC, or any one or more of them, as applicable, shall have delivered executed copies of the Ancillary Agreements.

     SECTION 1.04 Certain Consents. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall be construed as an attempt to assign any Company Contributed Contract or Fleet Contributed Contract or any other agreement, franchise, or claim which is part of the Contribution which is by its terms or at law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given. In order, however, to provide the LLC, Fleet Credit Card Bank and Fleet National Bank with the full realization and value of every Company Contributed Contract or Fleet Contributed Contract and any other agreement, franchise and claim which is part of the Contribution and the other transactions contemplated by this Agreement, except as provided in Sections 6.10 and 11.09 hereof and except with respect to the Material Company Contributed Contracts, each party hereto agrees that on and after the Closing, it will, at the request of the LLC, and under the reasonable direction of LLC, in the

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name of the LLC or otherwise as the LLC shall reasonably specify, take all reasonable action (i) to attempt to assure that the rights of such party under such contracts, agreements, franchises and claims shall be preserved for the benefit of the LLC (or its assignee) and (ii) to facilitate receipt of the consideration payable to such party in and under every such contract, agreement, franchise and claim, which consideration shall be held for the benefit of, and shall be delivered to, the LLC (or its assignee).

     SECTION 1.05 Transfer of Company's Interest in RBS Advanta. Fleet and the Company acknowledge and agree that the Company Contributed Assets include the share capital (the "RBS Advanta Shares") of RBS Advanta (f/k/a Roboscot (15)), an unlimited company organized under the Companies Act 1985, registered in Scotland (No 157256) ("RBS Advanta"), which is held by Advanta UK, an unlimited company organized under the Companies Act 1985, registered in Scotland (No 158226) ("Advanta UK"). Pursuant to the Articles of Association of RBS Advanta, the consent of the other member of RBS Advanta is required to transfer the RBS Advanta Shares to the LLC and upon notice of the proposed transfer, such member may exercise its right to purchase such RBS Advanta Shares. Fleet and the Company hereby agree that the Company shall cause Advanta UK to give the applicable notice to RBS Advanta promptly after the date of this Agreement. If consent to the transfer of the RBS Advanta Shares is obtained prior to the Closing Date, the RBS Advanta Shares shall be so transferred to the LLC or such other person as the parties shall mutually agree at the Closing. If such consent is obtained after the Closing Date, such RBS Advanta Shares will be transferred promptly after receipt of the consent. In either event, the Closing Balance Sheet shall reflect the value of such RBS Advanta Shares as a Company Contributed Asset at the value for such RBS Advanta Shares on the Closing Date calculated in accordance with Schedule 1.06(g). If the RBS Advanta Shares are acquired by another person pursuant to the provisions of the Articles of Association of RBS Advanta or if any other payment is made subsequent to the Closing Date to Advanta UK in respect of the RBS Advanta Shares, the Company will cause such amounts, net of applicable Taxes of the Company or its Affiliates in respect thereof, if any, to be paid to the LLC promptly after receipt thereof. If RBS Advanta gives notice to the Company or any of the Company's Affiliates of a need for additional capital subsequent to the Closing Date, the Company shall promptly deliver such notice to the LLC and shall, at the sole cost and expense of the LLC, take such actions in response to the request for capital as the LLC shall direct. If the RBS Advanta Shares are not transferred at the Closing, the Company shall cause the designees of Advanta UK on the Board of Directors of RBS Advanta to resign effective as of the Closing Date and shall use its best efforts to cause to be elected to the Board of Directors of RBS Advanta the designees of the LLC effective as of the Closing Date or as promptly as practicable thereafter.

     SECTION 1.06  Closing Balance Sheet Confirmation.

     (a) No later than five Business Days' prior to the Closing Date, the Company shall deliver to Fleet its good faith estimate of the Closing Balance Sheet ("Estimated Closing Balance Sheet"), which Estimated Closing Balance Sheet shall demonstrate that the book value of the Company Transferred Liabilities over the Company Contributed Assets equals the Agreed Deficit. In addition, the Company shall cause to be delivered therewith a certificate of the Company signed on its behalf by the chief financial officer of the Company, confirming that the Estimated Closing Balance Sheet was prepared in accordance with the provisions of Section 1.06(g). The interest bearing liabilities which are included in the Company Transferred Liabilities at Closing shall be subject to the conditions set forth on Schedule 1.06(a). The Estimated Closing Balance Sheet submitted by the Company to Fleet shall include a schedule of the interest bearing liabilities to be contributed by the Company in substantially the form of Exhibit A attached to Schedule 1.06(a), which shall detail the outstanding balances by liability type, rate and maturity and demonstrate that the characteristics of the interest bearing liabilities to be contributed by the Company are substantially no less favorable than the characteristics of the liabilities set forth in Schedule 1.06(a). Notwithstanding the foregoing, the Managed Receivables, the Agreed Deficit and the Gain Receivable on Secured Credit Cards referred to in Exhibit B to Schedule 1.06(g) shall be computed as of the Specified Date.

     (b) The term "Agreed Deficit" shall mean five hundred ten million dollars ($510,000,000) minus the Agreed Adjustment, if any (the parties acknowledge and agree that the Agreed Adjustment may be an amount which is less than zero, in which event the Agreed Deficit would equal the sum of five hundred ten million dollars ($510,000,000) plus the absolute value of the Agreed Adjustment).

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     (c) The "Agreed Adjustment" shall be that amount which is the sum of the
Volume Adjustment and the Yield Adjustment.

     (d) The Volume Adjustment (which may be less than zero as noted in Section 1.06(b)) means that amount which is (i) ($12,100,000,000 minus the amount of Managed Receivables as of the Specified Date) multiplied by (ii) 0.0438.

     (e) The Yield Adjustment (which may be less than zero as noted in Section 1.06(b)) shall be equal to the product of (A)(i) the amount of the Managed Receivables with Introductory Rate Balances as of the Specified Date minus (ii) $2,192,520,000 multiplied by (B) 0.5 multiplied by (C) 0.0438. For example, if on the Specified Date the percentage of Managed Receivables with introductory rates equaled 15% and the amount of Managed Receivables was equal to $12,100,000,000 then the Yield Adjustment would be equal to:

   ($12,100,000,000 x .15 = $2,192,520,000) x .5 x 0.0438 = $8,267,688 (Yield
                                  Adjustment)

     In such example, the Agreed Deficit would equal $518,267,688 (i.e., $510,000,000 plus the absolute value of the Yield Adjustment).

     (f) As promptly as practicable, but in no event later than sixty (60) days after the Closing Date, the Company shall prepare and deliver to the LLC and Fleet the pro forma balance sheet of the Business as of the close of business on the Closing Date, subject to the provisions of Section 1.02, but without giving effect to the transactions occurring at the Closing (the "Closing Balance Sheet"), together with the unqualified report of Arthur Andersen LLP ("Company's Auditor") on the Closing Balance Sheet, and a calculation in reasonable detail of the Volume Adjustment, the Yield Adjustment, the Agreed Adjustment and the Agreed Deficit together with a certificate of the Company signed on its behalf by the Chief Financial Officer of the Company, confirming that such calculations were made in accordance with the terms of this Agreement. The report of the Company's Auditor shall be made to the Company, Fleet and the LLC and shall be to the effect that (i) the Closing Balance Sheet (A) has been prepared therein in conformity with the terms of this Agreement, including the provisions of
Section 1.06(g) hereof; (B) was prepared in conformity with GAAP (except as set forth in Schedule 1.06(g)), applied on a consistent basis with the Company's past practice; and (C) presents fairly the financial position of the Business as of the close of business at the Closing Date, subject to the provisions of
Section 1.02, and (ii) the audit by the Company's Auditor was conducted in accordance with generally accepted auditing standards. In addition, the Company's Auditor shall confirm whether or not the interest bearing liabilities contributed by the Company have characteristics substantially no less favorable than the characteristics as set forth on Schedule 1.06(a). In the event that the Company's Auditor does not so confirm the characteristics of the interest bearing liabilities, the LLC and the Company shall determine in good faith such amount as is necessary, consistent with the provisions of Schedule 1.06(a), to reimburse the LLC for any such failure to so conform to such characteristics. In the event the LLC and the Company can not resolve any dispute as to the amount of such reimbursement, such dispute will be resolved in accordance with the procedures set forth below. The Company shall pay the amount of any required reimbursement, if any, to the LLC promptly after determination thereof.

     (g) The Closing Balance Sheet shall be prepared in accordance with the books and records of the Company and the Company Contributors and in conformity with the provisions of, and pursuant to the procedures described on, Schedule 1.06(g) hereto.

     (h) After the Closing Date, the LLC shall permit the Company and the Company's Auditor reasonable access upon reasonable notice and during normal business hours to the deeds, documents and contracts and books of account, records, files, invoices and other data associated with, necessary to or used in the Business as conducted on or before the Closing Date. The Company and the LLC shall direct the appropriate personnel, regardless of whether employed by the Company or the LLC, to provide the necessary financial information regarding the Business as promptly as practicable after the Closing Date to the Company and the Company's Auditor. Fleet shall, within forty-five (45) days after its receipt of the Closing Balance Sheet, advise the Company in writing (an "Objection Notice") in reasonable detail of the amounts and descriptions of adjustments, if any, which Fleet believes are necessary to be made to the Closing Balance Sheet or the Agreed Deficit in order to comply with the provisions of this Agreement and Section 1.06(g) hereof. In the event that

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Fleet fails to deliver an Objection Notice within the time period specified herein, the pro forma Closing Balance Sheet and the calculation of the Agreed Deficit delivered by the Company pursuant to Section 1.06(f) hereof shall be deemed to be the Closing Balance Sheet and Agreed Deficit for all purposes of this Agreement.

     (i) In the event that Fleet shall deliver an Objection Notice pursuant to
Section 1.06(h) hereof, Fleet and the Company shall attempt, in good faith, to resolve their differences within the thirty day period following the receipt by the Company of the Objection Notice. In the event the Company and Fleet are not able to resolve their good faith differences within such thirty day period with respect to any line item of the Closing Balance Sheet, but the differences with respect to any such line item are less than two hundred fifty thousand dollars ($250,000), then such line item shall be deemed to be the average of the amounts specified by the Company and Fleet, respectively, and the differences on such line item shall be deemed to be resolved. In the event that the Company and Fleet are able to resolve their differences within such thirty day period (including any resolution pursuant to the immediately preceding sentence), the Closing Balance Sheet and Agreed Deficit agreed to by Fleet and the Company pursuant to this Section 1.06(i) shall be deemed to be the Closing Balance Sheet and Agreed Deficit for all purposes of this Agreement. In the event that all of the differences are not resolved within such thirty day period, but the effect of such differences on the Agreed Deficit is less than three million dollars ($3,000,000), in the aggregate, then all remaining differences shall be resolved in the same manner set forth above with respect to differences of less than $250,000 and the Closing Balance Sheet and the calculation of the Agreed Deficit, as so adjusted, shall be deemed to be the Closing Balance Sheet and the Agreed Deficit for all purposes of this Agreement.

     (j) In the event that the Company and Fleet are unable to resolve all differences with respect to the Closing Balance Sheet or Agreed Deficit in the manner set forth in Section 1.06(i) hereof within the thirty (30) days referred to in Section 1.06(i) hereof, then the issues remaining unresolved shall be determined by Coopers & Lybrand L.L.P. (the "Independent Firm") as follows:

          (1) Within fifteen (15) days following retention of the Independent Firm, the Company and Fleet shall present or cause to be presented the disputed issue or issues that must be resolved with respect to the Closing Balance Sheet.

          (2) The Company and Fleet shall use their commercially reasonable efforts to cause the Independent Firm to render its decision as soon as is reasonably practicable, including, without limitation, prompt compliance with all reasonable requests by the Independent Firm for information, papers, books, records and the like; provided that (i) the Company and Fleet agree that the scope of the retention of the Independent Firm shall be limited to resolving the disputed issues presented to it and matters related thereto and (ii) in no event shall the resolution of any issue be outside the parameters or amounts within which the issues were determined by each of the Company and Fleet. All decisions of the Independent Firm with respect to the Closing Balance Sheet and the Agreed Deficit shall be final and binding upon Fleet, the Company and their respective Affiliates, and the Closing Balance Sheet and the Agreed Deficit as determined in accordance with the provisions of this Section 1.06(j) shall be deemed to be the Closing Balance Sheet and the Agreed Deficit for all purposes of this Agreement.

     (k) With respect to the performance of their respective functions pursuant to this Section 1.06, (i) the Company shall bear all of the fees, costs, disbursements and other expenses of the Company's Auditor; (ii) Fleet shall bear all of the fees, costs, disbursements and other expenses of its auditor; and
(iii) the Company, on the one hand, and Fleet, on the other hand, shall share equally all fees, costs, disbursements and other expenses of the Independent Firm.

     (l) If the value of Company Transferred Liabilities over the Company Contributed Assets as reflected on the Closing Balance Sheet (the "Net Deficit") exceeds the Agreed Deficit, then the Company shall pay to the LLC in the manner and with interest as provided in Section 1.06(n), the amount of such excess.

     (m) If the Agreed Deficit exceeds the Net Deficit, then the LLC shall pay to the Company in the manner and with interest as provided in Section 1.06(n), the amount of such excess.

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     (n) Any payment pursuant to Sections 1.06(l) or 1.06(m) hereof shall be made at a mutually convenient time and place within ten (10) days after the Closing Balance Sheet has been finally determined, by delivery to the Company or the LLC, as the case may be, of a wire transfer of immediately available funds from such party to a designated account of such other party. The amount of any payment to be made pursuant to Sections 1.06(l) or 1.06(m) shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to LIBOR as of the Closing Date. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

                            ARTICLE II.  DEFINITIONS

     SECTION 2.01 Definitions. As used in this Agreement the following terms shall have the meanings set forth below:

     (a) "Administration Agreement" shall mean that certain administration agreement dated as of the Closing Date by and between the LLC or an Affiliate thereof and the one or more of the Company Contributors and containing the provisions set forth on Exhibit B hereto.

     (b)"Advanta National Bank" shall mean Advanta National Bank, a bank organized under the laws of the United States.

     (c) "Advanta Service Mark License Agreement" shall mean that certain license agreement dated as of the Closing Date by and between the Company and the LLC containing the provisions set forth in Exhibit C hereto.

     (d) "Affiliate" shall mean, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

     (e) "Agreed Adjustment" shall have the meaning set forth in Section 1.06(c) of this Agreement.

     (f) "Agreed Deficit" shall have the meaning set forth in Section 1.06(b) of this Agreement.

     (g) "Ancillary Agreements" means each of the LLC Agreement, the Administration Agreement, the CCB Participation Agreement, the FNB Participation Agreement, the Lease Agreements, the SmartMove Service Agreement, the Advanta Service Mark License Agreement and the Interim Servicing Agreement.

     (h) "Bank Acts" shall mean, collectively, the Bank Holding Company Act of 1956, the National Bank Act, the Federal Reserve Act, the Federal Deposit Insurance Act and any other federal or state banking statutes which may govern the transactions contemplated by this Agreement, as they may be amended from time to time, and the rules and regulations promulgated thereunder.

     (i) "Bank Authority" shall mean the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision, and any state banking authority or non-U.S. governmental banking authority having jurisdiction over the Company, Fleet or any Related Entities.

     (j) "Board" shall have the meaning set forth in Section 3.01 of this Agreement.

     (k) "Business" shall mean the consumer credit card business of the Company and the Company Contributors as of the Closing Date, including, without limitation, the origination and servicing of consumer credit cards, the determination of creditworthiness of consumer credit card account customers, the extension of credit to consumer credit card account customers, and the maintenance of consumer credit card accounts and collection of receivables with respect thereto, anywhere in the world.

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

     (l) "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks in the Commonwealth of Massachusetts and the Commonwealth of Pennsylvania are generally closed for regular banking business.

     (m) "CCB Assets" shall have the meaning set forth in Section 1.01(d) of this Agreement.

     (n) "CCB Liabilities" shall have the meaning set forth in Section 1.01(d) of this Agreement.

     (o) "CCB Participation Agreement" shall have the meaning set forth in
Section 1.01(d) of this Agreement.

     (p) "Class A Preferred Shares" shall mean the shares of the Company's Class A Preferred Stock, par value $1,000 per share.

     (q) "Class A Shares" shall mean the shares of the Company's Class A Common Stock, par value $.01 per share.

     (r) "Closing" shall have the meaning set forth in Section 1.02 of the Agreement.

     (s) "Closing Balance Sheet" shall have the meaning set forth in Section 1.06(f) of this Agreement.

     (t) "Company" shall have the meaning set forth in the preamble to this Agreement.

     (u) "Company's Auditor" shall have the meaning set forth in Section 1.06(f) of this Agreement.

     (v) "Company Contributed Assets" shall have the meaning set forth in
Section 1.01(b) of this Agreement.

     (w) "Company Contributors" shall mean Advanta National Bank, an indirect wholly owned subsidiary of the Company and any Affiliates thereof which contribute Company Contributed Assets or transfer Company Transferred Liabilities in accordance with the terms of this Agreement.

     (x) "Company Credit Card Business Employees" shall mean each individual who is employed on a full-time or part-time basis in connection with the Business on the Closing Date, composed of those individuals and groups of individuals who are listed on Schedule 2.01(x) hereto, together with all Potential Credit Card Business Employees who are deemed to be Company Credit Card Business Employees pursuant to Section 6.22 of this Agreement.

     (y) "Company Intellectual Property" shall have the meaning set forth in
Section 4.10 of this Agreement.

     (z) "Company Transferred Liabilities" shall have the meaning set forth in
Section 1.01 of this Agreement.

     (aa) "Contribution" shall have the meaning set forth in Section 1.01 of this Agreement.

     (bb) "Credit Insurance Business" shall have the meaning set forth in
Section 7.01 of this Agreement.

     (cc) "Estimated Closing Balance Sheet" shall have the meaning set forth in
Section 1.06(a) of this Agreement.

     (dd) "Exchange Act" shall have the meaning set forth in Section 4.04 of this Agreement.

     (ee) "Fleet" shall have the meaning set forth in the preamble to this Agreement.

     (ff) "Fleet Business" shall mean the consumer credit card business of Fleet and the Fleet Contributors, including, without limitation, the origination and servicing of consumer credit cards as of the Closing Date, the determination of creditworthiness of consumer credit card account customers, the extension of credit to consumer credit card account customers and the maintenance of consumer credit card accounts and collection of receivables with respect thereto, anywhere in the world.

     (gg) "Fleet Contributed Assets" shall have the meaning set forth in Section 1.01(b) of this Agreement.

     (hh) "Fleet Contributors" shall mean Fleet Credit Card Bank, Fleet National Bank and any Affiliates thereof which contribute Fleet Contributed Assets or transfer Fleet Transferred Liabilities in accordance with the terms of this Agreement.

     (ii) "Fleet Credit Card Bank" shall mean Fleet Bank, National Association
(DE), a credit card bank organized under the laws of the United States, and any successor thereto.

     (jj) "Fleet Material Adverse Effect" shall mean any effect that (1) is material and adverse to the assets, liabilities, financial position, business or results of operations of the Fleet Business, taken as a whole, or (2) would materially impair the ability of Fleet and the Fleet Contributors, taken as a whole, to perform their obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated by this Agreement (excluding any such impairment arising from any action taken by, or omission of the Company, and any Company Contributor or any Affiliate thereof), excluding, in (1) and (2) above, any effects relating to or arising from (A) the transactions contemplated by this Agreement and any actions or omissions to act required by this Agreement (including, without limitation, actions or inactions of employees, customers or vendors) or (B) past, existing or prospective general economic or regulatory conditions affecting the consumer revolving lending business or the consumer credit card business in general. Notwithstanding the foregoing, Fleet may, at its option, include in the Disclosure Schedules items which would not have a Fleet Material Adverse Effect within the meaning of the previous sentence or are not necessarily material, and such inclusion shall not be deemed to be an acknowledgment by Fleet that such items would have a Fleet Material Adverse Effect or further define the meaning of either such term for purposes of this Agreement.

     (kk) "Fleet National Bank" shall mean Fleet National Bank, a bank organized under the laws of the United States.

     (ll) "Fleet Transferred Liabilities" shall have the meaning set forth in
Section 1.01 of this Agreement.

     (mm) "FNB Assets" shall have the meaning set forth in Section 1.01(e) of this Agreement.

     (nn) "FNB Liabilities" shall have the meaning set forth in Section 1.01(e) of this Agreement.

     (oo) "FNB Participation Agreement" shall have the meaning set forth in
Section 1.01(e) of this Agreement.

     (pp) "GAAP" shall mean generally accepted accounting principles.

     (qq) "HSR Act" shall have the meaning set forth in Section 4.06 of this Agreement.

     (rr) "Household Receivables" shall mean all consumer credit card receivables owned, managed, or serviced by the Company or the Company Contributors acquired by the Company or any of the Company Contributors pursuant to that certain Credit Card Portfolio Purchase and Sale Agreement, dated as of September 30, 1997, between Advanta National Bank and Household Bank (Nevada), N.A. and that certain Line of Credit Portfolio Purchase and Sale Agreement, dated as of September 30, 1997, between Household Bank, F.S.B. and Advanta National Bank.

     (ss) "Interim Servicing Agreement" shall mean that certain Interim Servicing Agreement dated as of the Closing Date between the LLC and the Company, substantially in the form attached hereto as Exhibit D.

     (tt) "Introductory Rate Balances" shall mean consumer credit card receivables accruing finance charges at a special introductory annual percentage rate offered to new credit card customers only at the time of the opening of a credit card account for a limited period, referred to as an "introductory rate;" it is understood that the term Introductory Rate Balances does not include any portion of a credit card holder's balances (i) resulting from a cash advance and accruing interest at a cash advance rate; (ii) that no longer carry a special introductory rate as a result of a delinquency; or (iii) resulting from any other promotional campaign or relationship management activities.

     (uu) "Knowledge" of the Company or Fleet, as applicable, shall be deemed to include only the actual knowledge of the executive officers of the Company or Fleet, respectively, provided, however, that for the purposes of the indemnification provisions of Article X hereof only (and for no other provision of this Agreement) "Knowledge" of the Company or Fleet, as applicable, shall mean the knowledge of all of the officers of the Company and its Subsidiaries engaged in the Business or Fleet and its Subsidiaries engaged in the Fleet Business, respectively.

     (vv) "Lease Agreements" shall mean those certain lease agreements dated as of the Closing Date between the LLC and certain of the Company Contributors relating to shared facilities and containing the provisions set forth on Exhibit E hereof.

     (ww) "LIBOR" shall mean, as of any date, the London Interbank Offered Rate for three-month deposits as shown at 11:00 a.m. London time on such date on the display screen designated "Page 3570" by Dow Jones Markets, or such other page as may replace such page on that service or such other services as may be nominated by the British Bankers' Association for the purpose of displaying London Interbank offered rates for U.S. Dollar Deposits.

     (xx) "Lien" shall have the meaning set forth in Section 4.08 hereof.

     (yy) "LLC" shall mean a limited liability company formed by the parties hereto or their Affiliates prior to the Closing Date and pursuant to the terms of the LLC Agreement.

     (zz) "LLC Agreement" shall mean the Limited Liability Company Agreement of the LLC, substantially in the form of Exhibit A attached hereto.

     (aaa) "Losses" shall mean any and all claims, losses, liabilities, costs, penalties, fines, expenses (including reasonable expenses for attorneys, accountants, consultants and experts), damages, obligations to third parties, expenditures, proceedings, judgments, awards, settlements or demands (including, without limitation, Taxes) that are imposed upon or otherwise incurred, suffered or sustained by the relevant party.

     (bbb) "Managed Receivables" shall mean all consumer credit card receivables owned, managed or serviced by the Company or the Company Contributors under Master Trust I or Master Trust II or under other agreements relating to the securitization of such receivables by the Company or the Company Contributors, or included as part of the Company Contributed Assets, except any receivables relating to Retained SmartMove Accounts (other than Qualified SmartMove Accounts), Household Receivables and Rewards Accelerator Receivables.

     (ccc) "Master Trust I" and "Master Trust II" shall mean, respectively, that certain Amended and Restated Master Pooling and Servicing Agreement, dated as of April 1, 1992, between Colonial National Bank USA and Chemical Bank, and all supplements and amendments thereto, and that certain Amended and Restated Pooling and Servicing Agreement, dated as of December 1, 1993, as amended and restated on May 23, 1994, between Colonial National Bank USA and Bankers Trust Company and all supplements and amendments thereto.

     (ddd) "Material Adverse Effect" shall mean any effect that (1) is material and adverse to the assets, liabilities, financial position, business or results of operations of the Business, taken as a whole, or (2) would materially impair the ability of the Company and the Company Contributors, taken as a whole, to perform their obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement (excluding any such impairment arising from any action taken by, or omission of, Fleet, any Fleet Contributor or any Affiliate thereof) excluding, in (1) and (2) above, any effects relating to (A) the announcement made by the Company relating to a possible reorganization or sale of significant assets involving the Company and its Affiliates, (B) the transactions contemplated by this Agreement and any actions or omissions to act required by this Agreement (including, without limitation, actions or inactions of employees, customers or vendors) or (C) past, existing or prospective general economic or regulatory conditions affecting the consumer revolving lending business or the consumer credit card business in general. Notwithstanding the foregoing, the Company may, at its option, include in the Disclosure Schedules items which would not have a Material Adverse Effect within the meaning of the previous sentence or are not necessarily material, and such inclusion shall not be deemed to be an acknowledgment by the Company that such items would have a Material Adverse Effect or further define the meaning of either such term for purposes of this Agreement.

     (eee) "Material Company Contributed Contracts" shall mean those Company Contributed Contracts listed on Schedule 1A(i) hereto.

     (fff) "Non-Assumed Liabilities" shall have the meaning set forth in Section 1.01(g) of this Agreement.

     (ggg) "Ordinary Course of Business Liabilities" shall mean liabilities relating to consumer credit matters arising from the operations of the Business in the ordinary course in a manner substantially similar to the operation of a credit card business by one or more of the 20 largest credit card issuers in the United States.

     (hhh) "Outside Termination Date" shall have the meaning set forth in
Section 9.01(b) of this Agreement.

     (iii) "person" shall mean any individual, corporation, partnership, association, joint stock company, business, trust, other entity or group.

     (jjj) "Proxy Statement" shall have the meaning set forth in Section 3.02 of this Agreement.

     (kkk) "Related Entities" shall mean any company, partnership, trust or limited liability company of which the Company or Fleet, as the case may be, directly or indirectly, owns 25% or more of the equity or can elect a majority of the directors or partners or which the Company or Fleet is otherwise deemed to control under any of the Bank Acts.

     (lll) "Retained SmartMove Accounts" shall mean the credit card accounts and all accounts receivable thereon for any credit card account holder who either
(i) received a notice of the SmartMove Repricing and, at the time of the receipt of such notice, maintained a SmartMove Balance subject to the SmartMove Repricing or (ii) maintained a SmartMove Balance which became subject to the SmartMove Repricing.

     (mmm) "Rewards Accelerator Accounts" shall mean the credit card accounts and all accounts receivable thereon which are subject to the Rewards Accelerator Program and as to which the Company does not have the right to solicit the account holders for a replacement credit card which is not subject to the program.

     (nnn) "Rewards Accelerator Receivables" are receivables under the Rewards Accelerator Accounts.

     (ooo) "SEC" shall have the meaning set forth in Section 3.02 of this Agreement.

     (ppp) "Securities Act" shall have the meaning set forth in Section 4.04 of this Agreement.

     (qqq) "Shares" shall mean any Class A Share or Class A Preferred Share.

     (rrr) "SmartMove Balances" shall mean all credit card accounts receivable generated by the SmartMove Campaign.

     (sss) "SmartMove Campaign" shall mean the marketing campaigns of any of the Company Contributors, referred to as "SmartMove," offering existing credit card account holders a lower annual percentage rate on credit card balances transferred to such card holders' accounts with any Company Contributor from such card holders' credit card accounts with any other credit card issuer.

     (ttt) "SmartMove Repricing" shall mean all initiatives under which the Company Contributors notified credit card account holders who maintained SmartMove Balances that the annual percentage rate on such SmartMove Balances would be increased.

     (uuu) "SmartMove Service Agreement" shall mean that certain service agreement dated as of the Closing Date between the LLC and Advanta National Bank and containing the provisions set forth on Exhibit F hereto.

     (vvv) "Special Meeting" shall have the meaning set forth in Section 3.01 of this Agreement.

     (www) "Specified Date" shall mean the Closing Date; provided, however, that if the Closing Date is a date other than the last Business Day of a calendar quarter, Specified Date shall mean, at the sole discretion of the Company, the last Business Day of the immediately preceding calendar quarter.

     (xxx) "Subsidiary" shall mean, when used with reference to an entity, any corporation or other entity, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity.

     (yyy) "Tax Return" shall mean any return, report, information statement, schedule or other document (including any related or supporting information and including any Form 1099 or other document or report required to be provided by any of the parties to third parties) with respect to Taxes, including any document required to be retained or provided to any governmental authority pursuant to 31 U.S.C. Sections 5311-5328 and regulations promulgated hereunder, relating to the parties or any consolidated group of which any such entity was a member at the applicable time, and any amended Tax Returns.

     (zzz) "Taxes" shall mean all federal, provincial, territorial, state, municipal, local, foreign or other taxes, imposts, rates, levies, assessments and other charges (and all interest and penalties thereon), including, without limitation, all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, mortgage recording, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, and all interest, penalties and losses thereon or associated therewith or associated with any Tax Return.

     (aaaa) "Volume Adjustment" shall have the meaning set forth in Section 1.06(d) of this Agreement.

     (bbbb) "Yield Adjustment" shall have the meaning set forth in Section 1.06(e) of this Agreement.

     (cccc) "1996 Bonus Protection Payment" shall mean a payment to a Transferred Employee pursuant to the terms of the Advanta Corp. Management Incentive Plan with Stock Election II, Advanta Corp. Management Incentive Plan with Stock Election III and Advanta Corp. Management Incentive Plan with Stock Election IV, as applicable, for the year ended December 31, 1996.

     (dddd) "1997 Bonus Payment" shall mean a payment or issuance or vesting of stock to a Transferred Employee pursuant to the terms of the Advanta Corp. Senior Management Incentive Plan with Stock Election II, Advanta Corp. Management Incentive Plan with Stock Election III and Advanta Corp. Management Incentive Plan with Stock Election IV, as applicable, for the year ended December 31, 1997.

     (eeee) "1997 Bonus Protection Payment" shall mean a payment from the Company to a Transferred Employee pursuant to the terms of the Advanta Corp. Management Incentive Plan with Stock Election II, Advanta Corp. Management Incentive Plan with Stock Election III and Advanta Corp. Management Incentive Plan with Stock Election IV, as applicable, for the year ended December 31, 1997.

            ARTICLE III.  STOCKHOLDERS' MEETING AND PROXY STATEMENT

     SECTION 3.01 Stockholders' Meeting. The Company, acting through its Board of Directors (the "Board"), will, in accordance with applicable law and the Company's charter and bylaws, duly call, give notice of, convene and hold a special meeting (including any adjournment or postponement thereof, the "Special Meeting") of its stockholders as soon as practicable following the date of this Agreement, but in any event no later than 20 Business Days after the mailing of the Company's Proxy Statement for the purpose of considering and taking action upon the approval of the Contribution and any other related matters required under applicable law to be approved by such stockholders (it being agreed that the parties hereto do not acknowledge that such approval is required under applicable law). The Board shall recommend such approval by the stockholders and shall take all reasonable, lawful action to solicit such approval by its stockholders.

     SECTION 3.02 Proxy Statement. The Company will (i) as promptly as practicable following the date of this Agreement, prepare and file with the Securities and Exchange Commission ("SEC"), and use its best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable, a proxy statement and a form of proxy, in connection with the vote of the Company's stockholders with respect to this Agreement and the transactions contemplated hereby (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, is herein called the "Proxy Statement"), (ii) use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) otherwise comply with all legal requirements applicable to the Special Meeting. The Company agrees to promptly provide Fleet with all comments or correspondence received from the SEC with respect to the Proxy Statement. The Company will include in the Proxy Statement the recommendation of its Board that stockholders of the Company vote in favor of the approval of this Agreement and the transactions contemplated hereby.

           ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Company's Disclosure Schedule delivered to Fleet by the Company prior to the execution of this Agreement, the Company represents and warrants to Fleet, on behalf of itself and each of the Company Contributors, as follows:

     SECTION 4.01 Organization. Each of the Company and the Company Contributors is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or a banking organization duly chartered by its chartering authority. Each of the Company and the Company Contributors is duly qualified to conduct the Business in the states of the United States and any foreign jurisdictions where its ownership or leasing of properties or assets used in the conduct of the Business or the assets of the Business requires it to be so qualified and where the failure to be so qualified would have a Material Adverse Effect.

     SECTION 4.02 Corporate Power, Authority Relative to this Agreement. Each of the Company and the Company Contributors has the corporate power and corporate authority to carry on its business as it is now being conducted and to own or lease all of the properties and assets used in the conduct of the Business and to conduct the Business in the manner currently conducted by it. The Company has full corporate power and authority to execute and deliver this Agreement and, upon approval of this Agreement by the holders of Shares representing a majority of the votes entitled to be cast by holders of the Class A Shares and Class A Preferred Shares, voting together as a single class, as required to satisfy the condition set forth in Section 8.01(a), to consummate the transactions contemplated hereby and to perform its obligations hereunder, including, without limitation, causing the Company Contributors (after approval by their respective Boards of Directors) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company or any Company Contributor (other than approval by the respective Boards of Directors of the Company Contributors other than the Company) are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby other than (subject to the last parenthetical clause in the penultimate sentence of Section 3.01) the approval of this Agreement and the transactions contemplated hereby by the holders of Shares representing a majority of the votes entitled to be cast by holders of Class A Shares and Class A Preferred Shares, voting together as a single class. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement has been duly authorized, executed and delivered by Fleet, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (but subject to obtaining the approvals set forth in Section 4.06 hereof), except that (i) enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     SECTION 4.03 Absence of Certain Changes. Except as disclosed in the Company Filings, since June 30, 1997, (a) the Company and each of the Company Contributors have conducted the Business in the ordinary and usual course, consistent with past practice and (b) no event has occurred or fact or circumstance arisen that, individually or taken together with all other facts, circumstances and events, has had, or is reasonably likely to have a Material Adverse Effect. Since June 30, 1997, there has not been (a) any entry into any agreement, commitment or transaction by the Company or any Company Contributor relating to the Business, which is material to the Business taken as a whole (except agreements, commitments or transactions in the ordinary course of business, consistent with past practice and described on the Company's Disclosure Schedule); or (b) any change by the Company or any of the Company Contributors in accounting methods, principles or practices relating to the Business, except as required by GAAP.

     SECTION 4.04  Reports and Financial Statements.

     (a) The Company and each of its Subsidiaries and Master Trust I and Master Trust II and, to the Knowledge of the Company, the trustees of Master Trust I and Master Trust II, have filed all forms, reports, definitive proxy statements, information statements and other documents (including all prospectuses and all registration statements) with the SEC required to be filed by it with respect to all periods commencing on or after January 1, 1994 pursuant to the federal securities laws and the rules and regulations promulgated thereunder, all of which have complied in all material respects with all applicable requirements of the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder (the "Company Filings"). None of the Company Filings (excluding the financial statements included therein), at the time filed or mailed, contained, with respect to the Business, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading.

     (b) The pro forma balance sheet of the Business as of September 30, 1997 (the "Pro Forma Balance Sheet") attached hereto as Schedule 4.04(b) has been prepared in accordance with GAAP applied on a consistent basis with the Company's past practice and the procedures set forth on Schedule 1.06(g) hereto, and presents fairly in all material respects the assets and liabilities of the Business at September 30, 1997. Notwithstanding the foregoing, it is acknowledged and agreed that the information technology assets and fixed assets set forth on the Pro Forma Balance Sheet are subject to change, as mutually determined by the Company and Fleet, in each case based on a physical inventory of information technology assets and fixed assets, having an agreed minimum book value for any one item and an agreed minimum book value for any single line item, to be performed prior to the Closing. Such changes will be reflected in the Closing Balance Sheet. The Pro Forma Statement of Operations (as defined in
Section 6.21) for the year ended December 31, 1996 and the nine months ended September 30, 1997 have been prepared in accordance with GAAP applied on a consistent basis with the Company's past practice and presents fairly in all material respects the results of operations of the Business for the periods covered by the statement of operations.

     (c) The Company and each of its Subsidiaries have filed all reports, registrations, applications and statements, together with any amendments required to be made with respect thereto, relating to the Business that they were required to file since January 1, 1995 with any governmental authority, and all other reports and statements required to be filed by them since January 1, 1995, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state thereof or any governmental authority, and have paid all fees and assessments due and payable in connection therewith, except in any case where the failure to file the same would not have a Material Adverse Effect. Each of such reports, registrations, applications and statements complied (and with respect to such reports, registrations, applications and statements filed after the date hereof and prior to the Closing Date, will comply) at the date thereof in all material respects with the rules and regulations of the governmental authority relating thereto and fairly present in all material respects the information required to be presented therein. Except for normal examinations conducted by a governmental authority in the ordinary course of the business of the Company and its Subsidiaries, no governmental authority has initiated any proceeding or, to the Knowledge of the Company, investigation, into the Business since January 1, 1995. There is no unresolved material violation, or exception by any governmental authority with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries relating to the Business.

     (d) Neither the Company nor any of its Subsidiaries is subject to any cease- and-desist or other order issued by, or is a party to any consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any board resolutions at the request of any governmental authority, in any such case, that restricts the conduct of the Business or that, in any manner, relates to the Business or the Company Credit Card Business Employees (each, whether or not set forth in the Company's Disclosure Schedule, a "Company Regulatory Agreement"), nor has the Company or any of its Subsidiaries (A) been advised since January 1, 1995 by any governmental authority that it is considering issuing or requesting any such Company Regulatory Agreement or (B) have Knowledge of any pending or threatened regulatory investigation relating to the Business.

     (e) Each of the balance sheets contained or incorporated by reference into any of the Company Filings since January 1, 1997 (including the related notes and schedules thereto) fairly presents or will fairly present in all material respects, the financial position of the Company and of its Subsidiaries, or Master Trust I or Master Trust II, as applicable, as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the Company Filings since January 1, 1997 fairly presents, or will fairly present, in all material respects, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the Company and its Subsidiaries, for the periods to which they relate, and in each case, in compliance in all material respects with the applicable accounting requirements and with the published rules of the SEC with respect thereto and in accordance with GAAP, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

     SECTION 4.05 Proxy Statement. None of the information in the Proxy Statement and any amendment or supplement thereto or any other documents to be filed by the Company with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement will at the time of the mailing of the Proxy Statement and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Closing Date, any event with respect to the Company, its officers and directors or any of the Company Contributors should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and such amendment or supplement to the Proxy Statement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Proxy Statement will (with respect to information relating to the Company and the Company Contributors) at all times comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company Contributors agrees that, if it should become aware prior to the Closing Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading as of the time of the Special Meeting with respect to a material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading as of the time of the Special Meeting, to promptly inform Fleet thereof and to take the necessary steps to correct the Proxy Statement.

     SECTION 4.06 Consents and Approvals; No Violation. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby by the Company or any Company Contributor will (i) conflict with or result in any breach or violation of any provision of the respective Restated Certificate of Incorporation or By-Laws (or other similar governing documents) of the Company or any of the Company Contributors, (ii) require the Company or any Company Contributor to obtain any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or body, except (A) in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, (B) pursuant to the Exchange Act and the rules and requirements of the National Association of Securities Dealers, Inc., (C) approval of Bank Authorities, (D) approval of state insurance departments, if applicable, and (E) filings in connection with the formation of the LLC and maintaining the good standing and qualification of the LLC following the Closing; (iii) result in a breach or violation of or a default under (or give rise to any Lien, right of termination, unilateral modification or amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, license, agreement, Company Contributed Contract (other than any Material Company Contributed Contract or any Company Contributed Contract relating to Information Technology) or other instrument or obligation relating to the Business to which the Company or any of the Company Contributors is a party or by which the Company, any of the Company Contributors or any of their respective assets may be bound, except for such breaches, violations or defaults (or Liens or rights of termination, unilateral modifications or amendments, cancellations or accelerations) as to which requisite waivers or consents have been obtained prior to the Closing or which individually or in the aggregate would not have a Material Adverse Effect, (iv) result in a material breach or a violation or a default under (or give rise to any Lien, right of termination, unilateral modification or amendment, cancellation or acceleration) under any Material Company Contributed Contract except for the breaches, violations or defaults (or Liens or rights of termination, unilateral modifications or amendments, cancellations or accelerations) as to which requisite waivers or consents have been obtained prior to the Closing; or (v) violate any order, writ, injunction, decree, judgment, ordinance, statute, rule, law or regulation, permit or agreement applicable to the Business, except for violations (other than of orders, writs, injunctions or decrees issued against the Company or any of the Company Contributors or naming the Company or any of the Company Contributors as a party) which would not individually or in the aggregate have a Material Adverse Effect.

     SECTION 4.07 Litigation. There is no litigation, claim, action, arbitration, investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Contributors and relating to the Business before any court or governmental or regulatory authority or body acting in an adjudicative capacity, with respect to which there is a reasonable likelihood of an adverse determination, which (i) would have a Material Adverse Effect or (ii) challenges the validity or propriety of the transactions contemplated by this Agreement. Neither the Company nor any of the Company Contributors is subject to any outstanding order, writ, judgment, stipulation, award, injunction or decree of any court issued against the Company or any of the Company Contributors or naming the Company or any of the Company Contributors as a party relating to the Business which has or is reasonably likely to have a Material Adverse Effect.

     SECTION 4.08 Title to Properties; Encumbrances. The Company and each of the Company Contributors has good title to or a valid leasehold interest in, or is licensed or otherwise entitled to use, all of the Company Contributed Assets (other than the Business real property and the Business leased properties as to which Section 4.14 is applicable and other than the Company Intellectual Property as to which Section 4.10 is applicable), free and clear of all security interests, mortgages, pledges, monetary liens, conditional sales agreements, leases, monetary liens, endorsements or charges of any kind or character claims of third parties of any nature whatsoever (each a "Lien"), except for Permitted Liens.

     SECTION 4.09 Licenses. The Company and each of the Company Contributors has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all governmental authorities that are required to permit them to own and lease their properties and to conduct the Business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company Knowledge, no suspension or cancellation of any of them is threatened which, in any such case, would have a Material Adverse Effect.

     SECTION 4.10  Patents, Trademarks, Trade Names, and Information Technology.

     A.  Patents, Trademarks and Trade Names.

     (a) For purposes of this Section 4.10, "Company Intellectual Property" means any patent, patent application, copyright registration, trade secret or similar proprietary information, trademark or service mark, trademark or service mark registration or application or trade name.

     (b) All rights of ownership of, or material licenses to use, the Company Intellectual Property held by the Company and the Company Contributors relating to the Business are listed on Schedule 4.10A. There are no material intellectual property rights, other than those set forth on such schedule, reasonably necessary to and regularly used in, the conduct of the Business as presently conducted.

     (c) All rights to the Company Intellectual Property reasonably necessary to and regularly used in the conduct of the Business as presently conducted:

          (i) have been duly registered in, filed in, or issued by the United States Patent and Trademark Office, or the corresponding offices of other countries identified on said schedule, or applications to register such Company Intellectual Property have been filed and are pending;

          (ii) have been properly maintained and renewed in accordance with applicable laws and regulations in the United States and such foreign countries;

          (iii) in the case of registered copyrights were developed and authored as original works of authorship either by full-time employees of the Company or any of the Company Contributors within the normal scope of their duties as works for hire, or by third persons as works for hire under an express written agreement so stating or under a written agreement expressly transferring and assigning all rights to the Company, the Company Contributors or any one or more of them;

          (iv) in the case of patents or patent applications, have been duly assigned to the Company, the Company Contributors or any one or more of them, and such assignment(s) have been recorded in the appropriate government offices;

          (v) are owned by the Company, the Company Contributors, or any one or more of them, free and clear of any Liens such that no other person has any right or interest in or license to use or right to license others to use any of the Company Intellectual Property to the exclusion of the Company;

          (vi) are freely transferable (except as otherwise required by law);
     and

          (vii) are not subject to any outstanding order, decree, judgment or stipulation,

except, in the case of each of the foregoing clauses (i) through (vii), to the extent where the failure to comply to the statements made therein would not have a Material Adverse Effect.

     (d) To the Company's Knowledge, no proceedings to which the Company or any Company Contributor is a party have been commenced which (i) challenge the rights of the Company or any Company Contributor to use Company Intellectual Property, or (ii) charge the Company or any Company Contributor with infringement of any other person's rights in Company Intellectual Property; and to the Knowledge of the Company, no such proceeding to which the Company is not a party has been filed, nor are any such proceedings threatened to be filed, in either case which, if adversely determined, is reasonably likely to have a Material Adverse Effect.

     (e) To the Company's Knowledge (i) none of the rights in the material Company Intellectual Property is being infringed in any material manner by any other person, and (ii) neither the Company nor any Company Contributor is infringing in any material manner upon any material intellectual property rights of any person.

     (f) No director, officer or employee of the Company or any Company Contributor owns, directly or indirectly, in whole or in part, any material Company Intellectual Property right.

     (g) In addition to the Company Intellectual Property described above, the Company and the Company Contributors have the right to use, free and clear of any claims or rights of others except claims or rights described in the Company's Disclosure Schedule, all material trade secrets and Company owned customer lists (collectively "Trade Secrets") required for and used in the Business.

     B. Information Technology. For purposes of this Section 4.10B. and attached hereto as Schedule 4.10B(i) is a listing of all of the functions reasonably necessary in any material respect to and regularly used in the Business as presently conducted, including all of the material hardware, software, networks and telecommunication (collectively the "Company Information Technology"). The Company or one or more of the Company Contributors owns (free and clear of all Liens, except Permitted Liens), or is licensed or otherwise entitled to use the Company Information Technology which is included within the Company Contributed Assets relating to the operation of the Business. There is no material information technology, other than those set forth in the Schedule 4.10B(i), reasonably necessary and regularly used in, the conduct of the Business as presently conducted. Schedule 4.10B(ii) identifies the material contracts included in the Company Information Technology which the Company and Fleet have jointly and mutually identified (collectively, the "Material Information Technology Contracts"). The Company or one of the Company Contributors has or can obtain the right to assign the Material Information Technology Contracts to the LLC, except as otherwise stated in the Material Information Technology Contracts.

     C. Information Technology Consents and Approvals; No Violation. Schedule 4.10C identifies those Information Technology Contracts requiring consents of any third party in connection with the consummation of the transactions contemplated by this Agreement. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby by the Company or any Company Contributor will (i) require the Company or any Company Contributor to obtain any other consent or approval of or by any Company Information Technology contracting party; or (ii) result in a material breach or violation of or a material default (or give rise to any right of termination or claim for injunctive relief) under any of the terms, conditions or provisions of any material contract relating to Company Information Technology.

     SECTION 4.11  Company Contributed Contracts.

     (a) Each of the Company and the Company Contributors has complied in all material respects with all of the respective provisions of the Material Company Contributed Contracts and the Material Information Technology Contracts required to be complied with by it and neither the Company nor any of the Company Contributors, nor, to the Knowledge of the Company, any other party thereto is in material default in any respect thereunder, and no event has occurred which but for the passage of time or giving of notice or both would constitute such a material default thereunder by the Company or any of the Company Contributors, and there is no outstanding notice of default or termination under any Material Company Contributed Contract or Material Information Technology Contract. The Material Company Contributed Contracts and the Material Information Technology Contracts are each valid, binding and enforceable in all material respects in accordance with their respective terms, and the Contribution and the other transactions contemplated by this Agreement will not affect the validity, enforceability and continuity of any such Material Company Contributed Contract or Material Information Technology Contract, if assignable and if properly assigned.

     (b) With respect to the Company Contributed Contracts which are not Material Company Contributed Contracts or Material Information Technology Contracts each of the Company and the Company Contributors has complied with all respective provisions of the Company Contributed Contacts required to be complied with by it and none of the Company or any Company Contributor is in default in any respect thereunder, and no event has occurred, but for the passage of time or giving of notice or both, would constitute such a default thereunder by the Company or any of the Company Contributors, except where such noncompliance or defaults would, individually or in the aggregate, not have a Material Adverse Effect and there is no outstanding notice of default or termination under any Company Contributed Contract which would have a Material Adverse Effect.

     SECTION 4.12  Environmental Matters.

     (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) the term "Hazardous Material" shall mean any material, waste or substance including, without limitation, petroleum or petroleum products that, whether by their nature or use, are subject to control or regulation under any Environmental Requirement; (ii) the term "Environmental Requirement" shall collectively mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601, et seq.), the Clean Air Act (42 U.S.C. Section 7401, et seq.) and the Federal Water Pollution Control Act (33 U.S.C. Section 1251, et seq.), all as presently in effect, any regulation pursuant thereto, or any other law addressing environmental, health or safety issues of or by any governmental authority; and (iii) the term "governmental authority" shall mean the Federal government, or any state or other political subdivision thereof, or any agency, court or body of the Federal government, any state or other political subdivision thereof, exercising executive, legislative judicial, regulatory or administrative functions.

     (b) To the Company's Knowledge: (i) no Hazardous Material has been or is currently located at, in, on, under or about any real estate used, owned, operated or leased by the Company or any of the Company Contributors and included in the Company Contributed Assets in a manner which (x) violates in any material respect any Environmental Requirement or (y) which requires cleanup or remedial action of any kind requiring the expenditure of more than $150,000 in the aggregate under any Environmental Requirement; (ii) none of the Company or any Company Contributor is required to obtain or maintain any federal, state and local environmental permits, certifications, licenses or approvals with respect to any of the Company Contributed Assets, the failure to obtain or hold which would have a Material Adverse Effect; (iii) neither the Company nor any Company Contributor has received notice of any material violation, lien, complaint, suit, order or other obligation with respect to any past, present or future event concerning the environmental condition of any real estate included in the Company Contributed Assets; and (iv) there has been no investigation, litigation, directive or administrative enforcement proceeding against the Company or any Company Contributor, nor have any settlements been reached by the Company or any Company Contributor with any governmental authority or public or private party alleging the release, threatened release, disposal, storage or use of any Hazardous Material at, in, on, under or adjacent to any real estate included in the Company Contributed Assets, and with respect to which any of such items (i) through (iv) would result in a Material Adverse Effect.

     SECTION 4.13 Condition of the Company Contributed Assets. The Company Contributed Assets (including, without limitation, all leasehold interests included therein), constitute all of the assets reasonably necessary or required to conduct the Business as presently conducted; provided, however, that this representation shall not relate to any capital or capital adequacy requirements of any Bank Authority. To the Company's Knowledge, all tangible assets with a depreciated book value as of September 30, 1997 in excess of one million dollars ($1,000,000) included in the Company Contributed Assets are in good operating condition and repair, normal wear and tear excepted.

     SECTION 4.14  Real Property.

     (a) Schedule 4.14(a) of the Company's Disclosure Schedule lists all real property owned by the Company or any of the Company Contributors and included in the Company Contributed Assets. With respect to each such parcel of owned real property:

          (i) the identified owner has good and valid title to the parcel of real property, free and clear of any Lien except for installments of special assessments not yet delinquent, liens for Taxes not yet due and payable, easements, covenants, and other restrictions, and utility easements, building restrictions, zoning restrictions, and other easements and restrictions existing generally with respect to properties of a similar character or which do not materially reduce the value or usefulness of such property ("Permitted Liens");

          (ii) there are no leases, subleases, licenses, concessions, or other agreements granting to any party or parties the right of use or occupancy of any portion of the parcel of real property; and

          (iii) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein.

     (b) Schedule 4.14(b) of the Company's Disclosure Schedule lists all real property currently leased or subleased to the Company or any of the Company Contributors and included in the Company Contributed Contracts. Each lease and sublease listed in Schedule 4.14(b) of the Company's Disclosure Schedule hereto is in all material respects legal, valid, binding, enforceable against Company and the Company Contributors which are parties thereto, and to the Knowledge of the Company, against the other parties thereto and is in full force and effect, subject to bankruptcy, reorganization and similar laws and general equitable principles.

     SECTION 4.15 Compliance with Laws. Except for the Environmental Requirements (compliance with which is covered by Section 4.12, as applicable) the Company and each of the Company Contributors:

          (i) is in compliance with all applicable United States federal, state and local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to the Business or to the Company Credit Card Business Employees;

          (ii) holds all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all governmental agencies that are required in order to permit them to own or lease their properties and to conduct the Business as presently conducted; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and

          (iii) has not since June 30, 1996 received any written notice from any governmental agency (A) asserting that the Company or any of the Company Contributors is not in material compliance with any statutes, regulations, ordinances or rules in connection with the operation of the Business or (B) threatening to revoke any material license, franchise, permit, membership privilege or governmental authorization necessary for the operation of the Business which, in either (A) or (B) above, is reasonably likely to have a material adverse effect on the ability of the Company and the Company Contributors to consummate the transactions contemplated by this Agreement or the ability of the LLC to conduct the Business following the Closing Date in substantially the same manner as it is presently conducted, except in the case of any matter referred to in clauses (i), (ii) and (iii) above where such non-compliance or failure to hold any such items or make such filings, applications and registrations or failure to be in full force and effect would not have a Material Adverse Effect.

     SECTION 4.16  Benefit Plans.

     (a) With respect to the Company Credit Card Business Employees identified as of the date of this Agreement, no amount paid or payable by the Company or any of the Company Contributors or the LLC in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended.

     (b) Neither the LLC nor Fleet have any liability with respect to the payment of any benefits or otherwise arising in connection with any "employee benefit plan" or "plan" (as those terms are defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) of the Company or any Company Contributor, except those payments of benefits or other liabilities that may arise in connection with those plans or other obligations with respect to Transferred Employees or Company Credit Card Business Employees that are expressly assumed or otherwise agreed to by the LLC or Fleet under the terms of this Agreement.

     SECTION 4.17 Unions. The Company represents that with respect to the Company Credit Card Business Employees: There is no pending or, to the best of the Company's Knowledge, threatened employee strike, work stoppage or labor dispute which would have a Material Adverse Effect. To the Knowledge of the Company no union representation question exists, no collective bargaining agreement exists or is currently being negotiated by the Company or any Company Contributor, no demand has been made for recognition by a labor organization, no union organizing activities is taking place, and none of the Company Credit Card Business Employees is represented by any labor union or organization. There is no unfair labor practice claim against the Company or any Company Contributor pending before the National Labor Relations Board, or any strike, dispute, slow-down, or stoppage pending or to the Knowledge of the Company, threatened against or involving the Company or any Company Contributor and none has occurred.

     SECTION 4.18 Retained SmartMove Accounts. As of September 30, 1997, the total amount of SmartMove Balances outstanding equaled approximately $667,000,000; the total amount of outstanding SmartMove Balances included in the Retained SmartMove Accounts equaled approximately $54,000,000; and the weighted average per annum interest rate of the SmartMove Balances included in the Retained SmartMove Accounts equaled approximately 9.9%. The initiatives in May 1997, February 1997 and

September 1996 are the only initiatives under which the Company Contributors notified credit card account holders who maintained SmartMove balances that the annual percentage rate on such SmartMove Balances would be increased, although the Company Contributors have otherwise increased annual percentage rates on SmartMove Balances as a result of delinquency or other breaches by card holders of the credit card account agreement with the Company Contributors.

     SECTION 4.19 Other Matters. There is (i) no litigation, claim, action, arbitration, investigation or examination by any governmental authority, other action or other proceeding, with respect to which there is a reasonable likelihood of an adverse determination and (ii) no material default by the Company or any Company Contributor under any material agreement, relating in any case to the business (including, without limitation, the Business) of the Company, which, in the case of either (i) or (ii), would materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

     SECTION 4.20 AS IS Condition. Except as otherwise set forth in this Agreement, the Company Contributed Assets to be contributed and transferred hereunder are to be contributed and transferred and are to be accepted by the LLC in an "AS IS" condition, without any representation or warranty whatsoever. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE COMPANY CONTRIBUTED ASSETS, INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY OR THE TRANSFERABILITY OF THE COMPANY CONTRIBUTED ASSETS OR AS TO THE FITNESS OF THE COMPANY CONTRIBUTED ASSETS FOR ANY PARTICULAR PURPOSE OR AS TO ANY INFRINGEMENT OR VIOLATION OF ANY INTELLECTUAL PROPERTY RIGHTS BY ANY COMPANY CONTRIBUTED ASSET OR ANY USE THEREOF.

              ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF FLEET

     Except as set forth in the Disclosure Schedule delivered to the Company by Fleet prior to the execution of this Agreement, Fleet represents and warrants to the Company as follows:

     SECTION 5.01 Organization. Each of Fleet and the Fleet Contributors is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or a banking organization duly chartered by its chartering authority.

     SECTION 5.02 Corporate Power, Authority Relative to this Agreement. Each of Fleet and the Fleet Contributors has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all of its properties and assets and to conduct the Fleet Business in the manner currently conducted by it. Fleet has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder, including without limitation causing the Fleet Contributors (after approval by their respective Boards of Directors). The execution and delivery of this Agreement and the consummation of the transactions hereby have been duly and validly authorized by the Board of Directors of Fleet and no other corporate proceedings on the part of Fleet or any Fleet Contributor (other than approval by the respective Boards of Directors of the Fleet Contributors other than Fleet) are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Fleet and assuming that this Agreement has been duly authorized, executed and delivered by the Company, this Agreement constitutes a valid and binding agreement of Fleet, enforceable against it in accordance with its terms (but subject to obtaining the approvals set forth in Section 5.05 hereof), except that (i) enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     SECTION 5.03 Absence of Certain Changes. Except as disclosed in the Fleet Filings, since June 30, 1997 (a) Fleet and each of the Fleet Contributors have conducted their respective businesses in the ordinary and usual course, consistent with past practice and (b) no event has occurred or fact or circumstance arisen that, individually or taken together with all other facts, circumstances and events, has had, or is reasonably likely to have a Fleet Material Adverse Effect.

     SECTION 5.04 Reports. Fleet and each of its Subsidiaries have filed all required forms, reports, definitive proxy statements, information statements, and documents (including all prospectuses and all registration statements) with the SEC required to be filed by it with respect to all periods commencing on or after January 1, 1994 pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (the "Fleet Filings"). None of the Fleet Filings (excluding the financial statements included therein), at the time filed or mailed, contained, with respect to the Fleet Business, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

     SECTION 5.05 Consents and Approvals; No Violation. Neither the execution and delivery and performance of this Agreement by Fleet nor the consummation of the transactions contemplated hereby by Fleet or any Fleet Contributor will (i) conflict with or result in any breach or violation of any provision of the respective Certificate of Incorporation or ByLaws (or other similar governing documents) of Fleet or any of the Fleet Contributors, (ii) require Fleet or any Fleet Contributor to obtain any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or body, except (A) in connection with the HSR Act, if applicable, (B) pursuant to the Exchange Act or the rules and requirements of the New York Stock Exchange, Inc., (C) approval of state insurance departments, if applicable, or (D) approval of Bank Authorities; (iii) result in a breach or violation of or default (or give rise to any Lien, right of termination, unilateral modification or amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, license, Fleet Contributed Contract, agreement or other instrument or obligation relating to the Fleet Business to which Fleet or any of the Fleet Contributors is a party or by which Fleet, any of the Fleet Contributors or any of their respective assets may be bound, except for such breaches, violations or defaults (or Liens or rights of termination, unilateral modifications or amendments, cancellations or accelerations) as to which requisite waivers or consents have been obtained prior to the Closing or which in the aggregate would not have a Fleet Material Adverse Effect; or (iv) violate any order, writ, injunction, decree, judgment, ordinance, statute, rule, law or regulation applicable to Fleet, any of the Fleet Contributors or any of their respective properties or businesses, except for violations (other than of orders, writs, injunctions or decrees issued against Fleet or any of the Fleet Contributors or naming Fleet or any of the Fleet Contributors as a party) which would not, individually or in the aggregate, have a Fleet Material Adverse Effect.

     SECTION 5.06 Litigation. There is no claim, action, arbitration, investigation or proceeding pending or, to the Knowledge of Fleet, threatened against Fleet or any of the Fleet Contributors and relating to the Fleet Business, before any court or governmental or regulatory authority or body acting in an adjudicative capacity, with respect to which there is a reasonable likelihood of an adverse determination which (i) would have a Fleet Material Adverse Effect, or (ii) challenges the validity or property or the transactions contemplated in the Agreement. Neither Fleet nor any of the Fleet Contributors is subject to any outstanding order, writ, judgment, stipulation, award, injunction or decree of any court issued against Fleet or any of the Fleet Contributors or naming Fleet or any of the Fleet Contributors as a party relating to the Fleet Business which has or is reasonably likely to have a Fleet Material Adverse Effect.

     SECTION 5.07 Title to Properties; Encumbrances. Fleet and each of the Fleet Contributors has good title to all of the Fleet Contributed Assets, free and clear of all Liens, except for Permitted Liens.

     SECTION 5.08 Licenses. Fleet and each of the Fleet Contributors has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all governmental authorities that are required to permit them to own and lease their properties and to conduct the

Fleet Business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Fleet's Knowledge, no suspension or cancellation of any of them is threatened, which, in any such case, would have a Fleet Material Adverse Effect

     SECTION 5.09 Fleet Contributed Contracts. Fleet and each of the Fleet Contributors has complied with all respective provisions of the Fleet Contributed Contracts required to be complied with by it and neither Fleet nor any of the Fleet Contributors nor to the Knowledge of Fleet any other party is in default in any respect thereunder, and no event has occurred which but for the passage of time or giving of notice of both would nor might constitute such a default thereunder by Fleet or any of the Fleet Contributors except where such noncompliance or defaults would, individually or in the aggregate, not have a Fleet Material Adverse Effect, and there is no outstanding notice of default or termination under any Fleet Contributed Contract. The Fleet Contributed Contracts are valid, binding and enforceable in accordance with their respective terms and the Contribution and the other transactions contemplated by this Agreement will not affect the validity, enforceability and continuity of any such Fleet Contributed Contract, if assignable and if properly assigned.

                             ARTICLE VI.  COVENANTS

     SECTION 6.01  Conduct of Business of the Company and Fleet.

     (a) Except as contemplated by this Agreement, during the period from the date of this Agreement until the Closing Date, the Company and the Company Contributors will each conduct its operations relating to the Business according to its ordinary and usual course of business, consistent with past practice.

     (b) From the date hereof until the Closing Date, except as expressly contemplated by this Agreement, without the prior written consent of Fleet, the Company will not, and will cause each of the Company Contributors not to:

          (i) Ordinary Course. Conduct the Business other than in the ordinary and usual course or fail to use commercially reasonable efforts to preserve the Business and the Company Contributed Assets and maintain their rights, franchises and existing relations with customers, suppliers, employees, including Company Credit Card Business Employees, and business associates, or take any action reasonably likely to have a material adverse effect upon the Company's or any of the Company Contributors' ability to perform any of their respective obligations under this Agreement or to materially adversely affect or delay the ability of any of the Company or the Company Contributors to obtain any necessary approvals of any regulatory agency or governmental body required for the transactions contemplated hereby.

          (ii) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements (other than benefit plans) with any Company Credit Card Business Employee, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments to any Company Credit Card Business Employee) except (1) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, base compensation increases not to exceed 6% per annum,
     (2) for other changes that are required by applicable law, (3) to satisfy contractual obligations existing as of the date hereof and disclosed on the Company's Disclosure Schedule, (4) for employment arrangements for, or grants of awards to, newly hired employees of the Business consistent with past practice (which in no event shall include the execution of any employment agreements with such employees); provided, however, that no such agreement or arrangement shall cause the Company's representation in
     Section 4.16(a) to fail to be true as of the Closing Date or (5) bonus payments in the ordinary course of business consistent with past practice and in accordance with bonus plans existing on the date of this Agreement. For purposes of this paragraph 6.01(b)(ii), the limitations applicable to Company Credit Card Business Employees who are Potential Company Credit Card Business Employees (as identified as such as individuals or by category or job description) shall cease to be applicable with respect to any individuals designated by the Company 24 hours after notice of such designation is provided by the Company to Fleet unless Fleet notifies the Company of Fleet's determination to treat such individuals as

     Company Credit Card Business Employees with respect to whom Fleet is required to offer employment on behalf of the LLC.

          (iii) Benefit Plans. (A) Except as set forth on Schedule 6.01(b)(iii) of the Company Disclosure Schedule, enter into, establish, adopt or amend (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of the Company Credit Card Business Employees, or (B) except as provided in Section 6.08(b) hereof, take any action with respect to Company Credit Card Business Employees to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits under the Advanta Corp. 1992 Stock Option Plan (as amended and restated), or increase the compensation or benefits, payable thereunder. For purposes of this paragraph 6.01(b)(iii), the limitations applicable to Company Credit Card Business Employees who are Potential Company Credit Card Business Employees (as identified as such as individuals or by category or job description) shall cease to be applicable with respect to any individuals designated by the Company 24 hours after notice of such designation is provided by the Company to Fleet unless Fleet notifies the Company of Fleet's determination to treat such individuals as Company Credit Card Business Employees with respect to whom Fleet is required to offer employment on behalf of the LLC.

          (iv) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of the Company Contributed Assets, except in the ordinary course of business consistent with past practice and in a transaction that individually or in the aggregate with all such other disposition or discontinuances is not material to the Company Contributed Assets taken as a whole, or in connection with securitizations of Managed Receivables (provided that the benefits thereof are transferable to the LLC at the Closing without further consents of any third parties) or Household Receivables or in connection with the monthly sale of charged-off receivables to an Affiliate of Commercial Financial Services, Inc. pursuant to contractual obligations existing on the date of this Agreement or the sale of receivables of bankrupt account holders consistent with past practice.

          (v) Acquisitions. Acquire all or any portion of, the assets, business, or properties of any other entity which would be part of the Business and included in the Company Contributed Assets, except in the ordinary course of business consistent with past practice and in a transaction that individually or in the aggregate with all such other acquisitions is not material to the Business or the Company Contributed Assets.

          (vi) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods as they apply to the Business and are reflected in the Company Accounting Policy Manual identified in
     Schedule 1.06(g), other than as may be required by GAAP or governmental regulatory authorities as concurred in by the Company's Auditor, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of the Company and the Company Contributors for the taxable years ending December 31, 1997 and December 31, 1996 and, if applicable, December 31, 1998, except as required by changes in law or regulation or except to the extent such changes do not materially adversely effect the federal income tax treatment of the Company Contributed Assets while owned by the LLC.

          (vii) Reconciliations. Fail to reconcile all general ledger accounts consistent with past practice but in no event later than forty-five days after the month end other than those accounts which are reconciled quarterly (i.e., general ledger accounts 124007, 152619 and 157001).

          (viii) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any Material Company Contributed Contract or amend or modify any Material Company Contributed Contract or Material Information Technology Contract (other than renewals of such contracts without material changes of terms), or amend any Company Contributed Contract (other than a Material Company Contributed Contract or a Material Information Technology Contract) in such a manner as to cause such Company Contributed Contract to become a "Material Company Contributed Contract".

          (ix) Indebtedness. As soon as practicable after appropriate SEC and other regulatory approvals have been obtained, issue any notes in connection with the Advanta National Bank note program unless such notes may be transferred in accordance with the terms of this Agreement at the Closing without any additional consent of the holder thereof.

          (x) Credit Policies. Amend or revise in any material respect its credit policies relating to the Business, including, without limitation; underwriting, delinquency and charge-off policies.

          (xi) Deferred Acquisition Costs. Amortize the DAC account other than in a manner consistent with past practice or, except in the ordinary course of business consistent with past practice, change in any material respect its policies with respect to the transfer of prepaid advertising expenses to the DAC account.

          (xii) Solicitation Campaigns. Conduct solicitation campaigns other than in the ordinary course of business consistent with past practice and in substantial accordance with its current marketing plans (e.g., if the current marketing plans call for four campaigns, then five campaigns would not be a breach of this covenant but ten campaigns would be a breach) and in a manner that such campaigns would not have a material adverse effect on the LLC's ability to operate the Business after the Closing Date in substantially the same manner as the Business is presently operated.

          (xiii) Commitments. Agree or commit to do any of the foregoing.

     (c) Except as contemplated by this Agreement, from the date of this Agreement until the Closing, Fleet and the Fleet Contributors will each conduct its operations relating primarily or solely to the Fleet Business according to its ordinary and usual course of business, consistent with past practice.

     SECTION 6.02  No Solicitation.

     (a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, the Company and each of the other Company Contributors and their respective executive officers shall not (and will use their respective commercially reasonable efforts not to permit any of its other officers, directors, agents or affiliates to) directly or indirectly (i) solicit, encourage inquiries or proposals with respect to, engage in discussions or negotiate with any person (whether such discussions or negotiations are initiated by the Company or otherwise) or take any other action intended or designed to facilitate the efforts of any person (other than Fleet) relating to the possible acquisition of the Business (whether by way of contribution, purchase of capital stock, purchase of assets or otherwise) (with any such efforts by any such person, including a firm proposal to make such an acquisition, to be referred to as an "Alternative Acquisition"), (ii) provide information with respect to the Business to any person, other than Fleet, relating to a possible Alternative Acquisition by any person, other than Fleet,
(iii) enter into an agreement with any person, other than Fleet, providing for a possible Alternative Acquisition, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any person, other than by Fleet.

     (b) The Company shall immediately cease any of its activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Fleet with respect to any of the foregoing, and shall use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to an Alternative Acquisition. In the event the Company shall receive a proposal for an Alternative Acquisition, it shall promptly inform Fleet as to the Alternative Acquisition and the substance thereof (including the identity of the person making such Alternative Acquisition), and advise Fleet of any developments with respect to such Alternative Acquisition promptly after the occurrence thereof.

     (c) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Fleet and each of the other Fleet Contributors and their respective executive officers shall not (and will use their respective commercially reasonable efforts not to permit any of its other officers, directors, agents or affiliates to) directly or indirectly (i) solicit, encourage inquiries or proposals with respect to, engage in discussions or negotiate with any person (whether such discussions or negotiations are initiated by Fleet or otherwise) or take any other action intended or designed to facilitate the efforts of any person (other than the Company) relating to the possible acquisition of the Fleet Business (whether by way of contribution, purchase of capital stock, purchase of assets or otherwise) (with any such efforts by any such person, including a firm proposal to make such an acquisition, to be referred to as an "Fleet Alternative Acquisition"), (ii) provide information with respect to the Fleet Business to any person, other than the Company, relating to a possible Fleet Alternative Acquisition by any person, (iii) enter into an agreement with any person, other than the Company, providing for a possible Fleet Alternative Acquisition, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Fleet Alternative Acquisition by any person, other than by the Company. Notwithstanding the foregoing, Fleet may furnish information concerning the Fleet Business to a person (other than the Company) and may negotiate and execute an agreement with such person if counsel to Fleet advises the Board of Directors of Fleet, or a committee thereof, that the failure to furnish such information or negotiate with such person could subject the Fleet's directors to liability for breach of their fiduciary duties. In the event Fleet shall receive a proposal for a Fleet Alternative Acquisition, it shall promptly inform the Company as to any such proposal. In addition, notwithstanding any other provisions of this paragraph
(c), the term Fleet Alternative Acquisition shall not include, and there shall be no limitations whatsoever imposed upon Fleet, its officers, directors, agents or affiliates with respect to, any proposal relating to the acquisition of Fleet whether by merger, consolidation, purchase of assets or otherwise.

     SECTION 6.03  Access to Information.

     (a) Between the date of this Agreement and the Closing, upon reasonable prior notice to the Company and subject to applicable laws relating to the exchange of information, the Company will give Fleet and its authorized representatives reasonable access during normal business hours to the offices and other facilities and to the books and records of the Company and the Company Contributors relating to the Business, and to the Company Credit Card Business Employees and will permit Fleet to make such reasonable inspections during normal business hours as it may reasonably request and will cause its officers and those of the Company Contributors to furnish Fleet with such financial and operating data and other information relating to the Business as Fleet may from time to time reasonably request; provided, however, that all such access and inspections shall be coordinated by Fleet with a designee of the Company (who shall be identified to Fleet promptly following the date hereof) and shall be conducted in such manner so as not to unduly interfere with the normal business operations of the Company or any of the Company Contributors. Notwithstanding the foregoing, neither the Company nor any of the Company Contributors shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements to the extent practicable under circumstances in which the restrictions of the immediately preceding sentence apply.

     (b) All information received by Fleet and its representatives pursuant to this Section 6.03 will be subject to the Letter Agreement dated May 12, 1997 between Fleet and the Company.

     SECTION 6.04  Commercially Reasonable Efforts.

     (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to promptly effect all necessary filings under the Bank Acts and, to the extent applicable, the HSR Act (which the parties shall file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice on or prior to November 20, 1997 if they determine a filing is so required) and use its commercially reasonable efforts to secure all government clearances (including by taking all reasonable steps to avoid or set aside any preliminary or permanent injunction or other order of any federal or state court of competent jurisdiction or other governmental authority) to consummate and make effective the transactions contemplated by this Agreement. Each of the parties shall have the right to review in advance, and, to the extent practicable, each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to (i) all material written information submitted to the SEC or (ii) descriptions of this Agreement and the transactions contemplated hereby submitted to any rating agency or any other third party, in connection with the transactions contemplated by this Agreement.

     (b) In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each of the parties hereto further agrees to use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all other things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In particular, subject to the provisions of Section 11.09 of this Agreement, Fleet and the Company will use their respective commercially reasonable efforts to obtain all other consents, authorizations, orders and approvals required in connection with, and waivers of any material violations, breaches and defaults that may be caused by, the consummation of the Contribution or the other transactions contemplated by this Agreement. For those of the Material Information Technology Contracts set forth on the Company's Disclosure Schedule which require consent (or any other form of conditional approval) from any third party prior to or after any assignment by the Company, the Company and Fleet will each diligently and in good faith exercise reasonable commercial efforts towards obtaining such consents or satisfying any conditions imposed by any third party. Each party hereto further agrees that it will consult with the other party hereto with respect to the obtaining of all permits, consents, approvals, and authorizations of third parties and governmental authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party appraised of the status of material matters relating to the completion of the transactions contemplated hereby.

     SECTION 6.05 Public Announcements. Fleet and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Contribution, the transactions contemplated hereby or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law, regulation or the rules of any national securities exchange or The Nasdaq Stock Market.

     SECTION 6.06 Purchase of Shares. From the date hereof until the Closing or the termination of this Agreement in accordance with its terms, and for a period of twelve months thereafter, neither Fleet nor any Subsidiary or Affiliate of Fleet shall acquire beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), except in a fiduciary capacity in cases where the person for which it is acquiring beneficial ownership is not Fleet or any such Subsidiary or Affiliate, of any shares of capital stock of the Company without the prior written consent of the Company.

     SECTION 6.07  Notification of Certain Matters.

     (a) The Company shall give prompt notice to Fleet, and Fleet shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, (ii) any failure of the Company or Fleet, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any third party alleging that the consent of such third party is required in connection with the transactions contemplated by this Agreement, (iv) the receipt of written notice from any governmental agency (A) asserting that the Company or any of the Company Contributors is not in material compliance with any statutes, regulations, ordinances or rules in connection with the operation of the Business or (B) threatening to revoke any material license, franchise, permit, membership privilege or governmental authorization necessary for the operation of the Business or (v) any Material Adverse Effect or Fleet Material Adverse Effect, as applicable.

     (b) The Company and Fleet shall confer on a regular and frequent basis with each other with respect to the Business, the Fleet Business and other matters relevant to the Contribution, and the other transactions contemplated by this Agreement, and Fleet and the Company shall promptly advise the other, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any governmental entity (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, would have, a Material Adverse Effect or a Fleet Material Adverse Effect.

     SECTION 6.08  Employment Matters.

     (a) Employment Matters

          (1) Between the date hereof and the Closing Date, Fleet shall offer, on behalf of the LLC, employment effective as of the close of business on the Closing Date to all Company Credit Card Business Employees. Company Credit Card Business Employees who accept such offer of employment shall hereinafter be referred to as the "Transferred Employees."

          (2) If any Company Credit Card Business Employee who is, on the Closing Date, absent on an authorized leave in accordance with Company policies, seeks to return to active employment, within the period that such Company Business Card Employee's reemployment rights are protected by law, Fleet, on behalf of the LLC, shall offer immediate employment to such Company Credit Card Business Employee; provided that Fleet's obligation to offer employment on behalf of the LLC to any Company Credit Card Business Employee whose authorized leave was based upon a medical condition of such Company Credit Card Business Employee shall be subject to the Company Credit Card Business Employee being medically capable to perform the essential functions of the position occupied immediately before such leave. For purposes of this Section 6.08(a)(2), an authorized leave shall mean short-term disability, maternity, military, family and medical leaves and such other leaves of absence where the opportunity to return to active employment is subject to statutory requirements. Any Company Credit Card Business Employee who accepts the LLC's offer of employment pursuant to this Section 6.08(a)(2) shall thereafter be considered a Transferred Employee for all purposes of this Agreement.

          (3) Fleet shall not be required to offer employment on behalf of the LLC to any Credit Card Business Employee who is (i) on short-term disability on the date hereof and who thereafter becomes eligible for long term disability benefits without returning to active employment, (ii) on long term disability from Company or any of its Affiliates on the date of this Agreement or (iii) eligible to receive long term disability benefits on or before the Closing Date.

          (4) Nothing in this Agreement shall be deemed to require or guaranty the employment of any Company Credit Card Business Employee to be continued by the LLC for any particular period of time after the Closing Date. Employment of the Transferred Employees by the LLC shall be employment "at will" and nothing herein shall be construed to be an employment agreement for the benefit of any Company Credit Card Business Employee, or to interfere with the right of Fleet or the LLC to terminate the employment of any Company Credit Card Business Employee.

          (5) The LLC will reimburse the Company and the Company Contributors in connection with any severance costs incurred by any of them with respect to Company Credit Card Business Employees who (i) are not offered employment pursuant to this Section 6.08(a) on terms consistent with the Change of Control Plans and (ii) do not accept employment with the LLC.

     (b) Company Benefits. Between the date hereof and the Closing Date, the Company shall take reasonable actions necessary to provide that:

          (1) Effective on the Closing Date, the Advanta Corporation Employee Savings Plan account balances of all Company Credit Card Business Employees shall become fully vested.

          (2) The Company, or its Affiliates, pay, or cause to be paid, consistent with past practice, all claims by Transferred Employees and their dependents for medical and dental benefits covered by any of the Company's medical or dental plans which relate to services rendered on or before the Closing Date to the extent such plans would honor such claims in accordance with their terms.

          (3) The Advanta Management Incentive Plans with Stock Election (II, III and IV) ("AMIP") are amended as provided in Schedule 6.01(b)(iii).

          (4) The Advanta Corp. 1992 Stock Option Plan (as amended and restated) is amended, as necessary, to provide for the benefits described in Schedule 6.08(b)(4).

          (5) The Company makes its election to distribute funds held by it pursuant to its Executive Deferral Plan to Company Credit Card Business Employees by lump sum or over three years, as determined by the Company.

          (6) The Change of Control Plans assumed by the LLC pursuant to Section 6.08(c)(2)(i) are amended as provided in Schedule 6.01(b)(iii).

          (7) On the Closing Date, the Company shall pay 50% of the aggregate benefits payable to those persons listed on Schedule 6.08(c) hereof pursuant to the terms of those letter agreements dated as of April 28, 1997 between each such person and the Company (the "Company Letter Agreement Payments").

     (c) LLC Benefits.  After the Closing Date, Fleet will ensure that:

          (1) the LLC will maintain employee benefit plans, programs, policies and arrangements for the Transferred Employees on terms and conditions generally applicable to similarly situated employees of Fleet ("FFG Benefits").

          (2) notwithstanding Section 6.08(c)(1):

             (i) with respect to the Transferred Employees, the LLC shall assume the Advanta Employees Change of Control Severance Plan and the Advanta Senior Management Change of Control Severance Plan (the "Change of Control Plans") and will pay benefits to the Transferred Employees in accordance with such Change of Control Plans;

             (ii) the LLC shall pay 50% of the aggregate of all Company Letter Agreement Payments; and

             (iii) the LLC and the Company shall cooperate in order to cause, as soon as practicable following the Closing Date, a trustee to trustee transfer of the account balances of all Transferred Employees held under the Advanta Corp. Employee Savings Plan to a defined contribution plan meeting the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), maintained for the benefit of employees of the LLC (the "LLC Plan"), such transfer to consist of the cash or other investments held in such accounts; provided, however, that no such transfer shall be made with respect to any Transferred Employee who is not, as of the date of such transfer, an employee of the LLC. The Company and the LLC shall cooperate in all matters related to such transfer, including making appropriate amendments to the plans involved and in timely filing with the Internal Revenue Service or other governmental or regulatory agencies such returns or other documentation as may be required. All liabilities associated with the accounts of Transferred Employees that are actually transferred to the LLC Plan shall be assumed by the LLC Plan;

          (3) Transferred Employees (to the extent otherwise eligible) shall be given credit for all service with the Company and its Affiliates (and predecessors) to the same extent as such service was credited for such purpose by the Company and its Affiliates, under all FFG Benefits for purposes of eligibility and vesting but not for benefit accrual purposes; provided, however, that for all purposes under the Fleet Financial Group, Inc. Pension Plan, including, but not limited to, eligibility, vesting and benefit accrual, each Transferred Employee shall be considered a new employee of Fleet as of the close of business on the Closing Date;

          (4) each Transferred Employee's current level of vacation or paid time off entitlement will be grandfathered, so that vacation or paid time off entitlement under the LLC's vacation policy will never be less than what such Transferred Employee is entitled to on the date hereof; and

          (5) the LLC shall waive any limitations for preexisting conditions under its medical, dental and disability plans with respect to any Transferred Employee provided such Transferred Employee was participating in a comparable benefit plan of the Company or any of its Affiliate on the Closing Date. In addition, the LLC shall waive any service-based eligibility requirement for its employee benefit plans with respect to any Transferred Employee who is otherwise eligible for such plan and was participating in a comparable benefit plan of Company or any of its Affiliates on the Closing Date.

     (d) Company Obligations. The Company shall pay (including, without limitation, by issuance or vesting of stock) to the Transferred Employees or reimburse the LLC (if the Company and Fleet agree to cause the LLC to pay) all amounts due under AMIP with respect to the 1996 Bonus Protection Payment, the 1997 Bonus Protection Payment and the 1997 Bonus Payment no later than such time as the Company otherwise makes payments under such plans.

     (e) Employee Records. After Closing, the parties hereto will cooperate with each other in the administration of all applicable employee compensation and benefit plans including providing reasonable access to any and all records necessary to administer all employee compensation and benefit plans.

     (f) No Third Party Beneficiaries; No LLC Limitations. Nothing expressed or implied in this Section 6.08 shall create any third party beneficiary or other rights in any Company Credit Card Business Employee in respect of continued employment with Company, the LLC or any of their respective Affiliates or with respect to any benefits that may be provided, directly or indirectly, from the Company or under any FFG Benefits. Additionally, notwithstanding anything contained herein to the contrary, no provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate, after the Closing Date, any specific plan or arrangement of Company, the LLC or any of their respective Affiliates, except to the extent that comparability requirements as to a type of plan, program, policy or arrangement may create such a limitation or such limitation is imposed under the terms of any plan expressly assumed by the LLC.

     SECTION 6.09 Tax Reporting. The Company and the Company Contributors and Fleet and the Fleet Contributors agree that they shall treat the Contribution as an exchange for membership interests in the LLC that will qualify for nonrecognition of gain or loss to each contributor and the LLC pursuant to the provisions of Subchapter K of the Code and, accordingly, the parties hereto further agree that each of them and the LLC will report the income tax consequences of the Contribution in a manner fully consistent with viewing the Contribution as resulting in the nonrecognition of gain or loss and further agree that they will not take any income tax position inconsistent with viewing the Contribution as resulting in the nonrecognition of gain or loss unless such position would subject the reporting person to a penalty.

     SECTION 6.10 Real Estate Matters. Title to owned real estate which is part of the Company Contributed Assets and Fleet Contributed Assets will be conveyed by special warranty deed, free and clear of all Liens, except Permitted Liens to the extent valid and enforceable. Real estate taxes on the real estate which is part of the Company Contributed Assets or Fleet Contributed Assets, minimum water and sewer rents, rents under any leases in which the applicable contributor is the landlord and other items customarily apportioned in the jurisdiction in which the real estate is situate, shall be apportioned pro rata between the contributor and the LLC on a per diem basis as of the close of business on the Closing Date.

     SECTION 6.11  Cooperation in Obtaining Approval and Consents.

     (a) The LLC and Fleet agree, and Fleet shall cause Fleet's Affiliates to agree, to cause Fleet National Bank, at the option of the Company, to assume or to join as joint and several indemnitors, and irrevocable and unconditional guarantor and surety of the obligations of the LLC and Fleet Credit Card Bank
(i) to the extent requested by the applicable trustees or rating agencies and any other party whose consent, approval or action is required in connection with transfer of the assets and liabilities of the Company and the Company Contributors relating to Master Trust I and Master Trust II; and (ii) with respect to any obligations of Advanta National Bank which are part of the Company Transferred Liabilities, including, without limitation, those arising under promissory notes and certificates of deposit.

     (b) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, the obtaining of all necessary consents, approvals or waivers from holders of notes of Advanta National Bank. In connection therewith, the Company will prepare and file with the applicable Bank Authorities a solicitation statement with respect to the notes, if necessary. Fleet will furnish the Company with such information, including, but not limited to, financial information regarding Fleet and its Subsidiaries, as the Company may reasonably request for incorporation into such solicitation materials, and shall take all such other actions as the Company may reasonably request in connection with any such action.

     (c) The Company and Fleet agree to cooperate in good faith to determine which contracts relating to Information Technology should be assigned to the LLC, retained by the Company, split to the extent possible between the Company and the LLC and/or shared by the Company and the LLC.

     SECTION 6.12 Good Faith Negotiation. The parties shall use their best efforts to negotiate the form of the agreements and documents referred to in
Section 1.03 which are to be executed concurrently with or prior to the Closing.

     SECTION 6.13 Actions of Company Contributors, Fleet Contributors and Others. The Company hereby agrees that it will use its best efforts to cause the Company Contributors and Fleet hereby agrees that it will use its best efforts to cause the Fleet Contributors, to take any and all such actions (as sole shareholder or otherwise) as they are required to take pursuant to this Agreement.

     SECTION 6.14  Supplements to Schedules.

     (a) Prior to the Closing Date, each of the Company and Fleet shall promptly supplement or amend their applicable Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the schedules and shall supplement or delete from the lists of Company Contributed Assets, Fleet Contributed Assets, Company Transferred Liabilities and Fleet Transferred Liabilities any assets or liabilities which should be so added or deleted in accordance with the terms of this Agreement. Solely for purposes of determining the accuracy of representations and warranties of the Company and Fleet contained in this Agreement for the purpose of determining the fulfillment of the conditions set forth in Sections 8.02(b) and 8.03(b), the Disclosure Schedules delivered by the Company and Fleet, as applicable, shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

     (b) For purposes of determining satisfaction of the closing condition set forth in Section 8.03(f), Fleet shall have the exclusive right to review any supplements to the list of Company Contributed Contracts and to determine, in its reasonable discretion (applying substantially the same standards of materiality used to establish the list of Material Company Contributed Contracts as of the date of this Agreement), whether any additional Company Contributed Contracts should be deemed Material Company Contributed Contracts; provided, however, that in no event shall any such additional Company Contributed Contract be deemed to be a Material Company Contributed Contract unless Fleet gives the Company written notice thereof within five Business Days after a copy of such contract is submitted to Fleet.

     SECTION 6.15  Non-Competition and Non-Solicitation.

     (a) During the period beginning on the Closing Date and ending on the fifth anniversary thereof (the "Non-Competition Period"), except as required in connection with the Retained SmartMove Accounts and the Rewards Accelerator Accounts, neither the Company nor any of its Subsidiaries or any entity which is an Affiliate of the Company (individually and collectively, the "Company Parties") shall directly or indirectly engage in any consumer credit card business or activity which is in competition with the Business or the Fleet Business in the United States; provided, however, that ownership of less than 2% of the outstanding capital stock of any publicly traded corporation which is in direct competition with the Business or the Fleet Business in the United States shall not violate the foregoing agreement not to compete.

     (b) During the period beginning on the Closing Date and ending on the fifth anniversary thereof, neither the Company nor any of its Subsidiaries shall, directly or indirectly use any past or present customer list of the Business or any list of prospective customers generated by use of the know-how, trade secrets or other intellectual property of the Business (whether in hard copy or data file or otherwise) to solicit, directly or indirectly, any customer of the Business or the Fleet Business for any consumer debt product or in its business credit card operations; provided, however that nothing in this Section 6.15 shall require the Company or any of its Affiliates to destroy any customer lists relating to the Business that it may have in its possession (whether in hard copy, data file or otherwise) or to sort or cull any customer list used by the other businesses of the Company or its Affiliates and nothing in this Section 6.15(b) shall restrict the general use of know-how by the Company in the conduct of its business.

     (c) For the period beginning as of the close of business on the Closing Date and ending on the third anniversary thereof, neither the Company nor any of its Subsidiaries shall, directly or indirectly, solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with Fleet, any of its Subsidiaries or the LLC or otherwise interfere with any employee of Fleet, any of its Subsidiaries or the LLC, in all such cases, engaged in the Business or the Fleet Business; provided, however, that persons solicited by the Company and its Subsidiaries pursuant to the use of any general advertisements or general solicitations not specifically directed to employees of Fleet, any of its Subsidiaries or the LLC shall not violate the terms of this covenant.

     (d) For the period beginning as of the close of business on the Closing Date and ending on the third anniversary thereof, neither Fleet nor any of its Subsidiaries shall, directly or indirectly, solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with the Company or any of its Subsidiaries or otherwise interfere with any employee of the Company or any of its Subsidiaries; provided, however, that persons solicited by Fleet and its Subsidiaries pursuant to the use of any general advertisements or general solicitations not specifically directed to employees of the Company or any of its Subsidiaries shall not violate the terms of this covenant.

     SECTION 6.16 Access. From and after the Closing Date, the LLC, Fleet and the Fleet Contributors shall give the Company and the Company Contributors, without charge, reasonable, prompt and timely access to the Company Contributed Assets, books and records relating thereto, the Company Credit Card Business Employees and First Data Resources, Inc., all as may be reasonably requested by the Company, in order to enable the Company and the Company Contributors to (i) administer and otherwise deal with the Retained SmartMove Accounts and the Credit Insurance Business; (ii) participate in the preparation of the Closing Balance Sheet and the resolution of any disputes relating thereto; (iii) permit the performance of any covenants required to be performed under this Agreement after the Closing Date by the Company or any Company Contributor; (iv) permit the preparation of any Tax Return or other document required to be filed with any governmental authority; (v) respond to any necessary proceeding or claim made, or request for information, by any governmental authority or any third party; and (vi) permit the processing or responding to any claim made under this Agreement, and the LLC, Fleet and the Fleet Contributors shall reasonably cooperate with the Company and the Company Contributors, if requested, in connection with the foregoing. Notwithstanding the foregoing, neither the LLC, Fleet nor any of the Fleet Contributors shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement.

     SECTION 6.17  SmartMove and Rewards Contribution.

     (a) At any time, and from time to time, on or after the Closing Date, the Company and the Company Contributors may tender to the LLC, and the LLC will accept and assume, within 15 days after such tender, pursuant to documents relating thereto in form reasonably satisfactory to the LLC and the other parties thereto, Qualified SmartMove Accounts subject to certain liabilities. For purposes of this Section 6.17, "Qualified SmartMove Accounts" are Retained SmartMove Accounts as to which (i) a release of all claims in respect of SmartMove Promotions has been obtained, (ii) a final judgment from which any right to appeal has lapsed has been rendered in connection with litigation relating to such Retained SmartMove Account or (iii) full restitution has been made in respect of the repricing of such Retained SmartMove Accounts or some other event (including, without limitation, the passage of time) shall have occurred relating to such Retained SmartMove Accounts and, in either such case in the reasonable judgment of the LLC, no further liability to the LLC exists in respect of such Retained SmartMove Accounts or an indemnity therefor from the Company in form and substance reasonably acceptable to the LLC is satisfactory to satisfy any such remaining liability. The book value of the liabilities assigned by the Company and the Company Contributors and assumed by the

LLC with respect to such Qualified SmartMove Accounts shall equal the product of the amount of credit card receivables relating to such Qualified SmartMove Accounts multiplied by 1.0438. Such liabilities will be composed of interest bearing liabilities with characteristics consistent with Section 1.06(a).

     (b) At any time after the Closing Date, the Company and the Company Contributors may tender to the LLC, and the LLC will accept and assume, within fifteen (5) days of such tender, pursuant to documents relating thereto in form reasonably satisfactory to the LLC and the other parties thereto, Qualified Rewards Accelerator Accounts subject to certain liabilities. For purposes of this Section 6.17, "Qualified Rewards Accelerator Accounts" are credit card accounts which were Rewards Accelerator Accounts on the Closing Date but subsequently ceased to be Rewards Accelerator Accounts. The book value of the liabilities assigned by the Company and the Company Contributors and assumed by the LLC with respect to such Qualified Rewards Accelerator Accounts shall equal the product of the amount of credit card receivables relating to such Qualified Rewards Accelerator Accounts multiplied by 1.0438. Such liabilities will be composed of interest bearing liabilities with characteristics consistent with
Section 1.06(a).

     SECTION 6.18  Cooperation in Litigation.

     (a) Fleet agrees to take commercially reasonable actions necessary to make Transferred Employees who are knowledgeable with respect to the matter in question available to the Company after the Closing Date with respect to any action, suit, proceeding or investigation ("Actions") to which the Company is a party or is otherwise involved with regard to the Business, whether commenced before or after the Closing Date, including, without limitation, Actions relating to Retained SmartMove Accounts. Fleet agrees to use its reasonable efforts to provide that any such employees who terminate their employment with the LLC or any of its Affiliates and enter into termination agreements or similar agreements, arrangements or understandings, will be obligated to continue to assist the Company in the defense of any such matters, whether as consultants, expert witnesses, or otherwise. Fleet further agrees to use its commercially reasonable efforts to ensure that all decisions as to the legal representation of any such Transferred Employees in connection with any such Actions shall be made by the Company, exclusive of joint representation. The Company agrees to reimburse the LLC for reasonable out-of-pocket expenses incurred by the LLC in connection with requests by the Company pursuant to this
Section 6.18(a) (excluding salary and fringe benefits paid to such employees).

     (b) Fleet and its Affiliates will not provide information relating to the Business or its operations prior to the Closing Date to any person if Fleet has Knowledge that such information is being requested in connection with any litigation, arbitration or other proceeding in which the Company or any of the Company's Affiliates is a party. If Fleet or any of its Affiliates becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or otherwise) to disclose such material, Fleet will provide the Company with prompt prior written notice of such requirement so that the Company may seek a protective order or other appropriate remedy to prevent the dissemination of such information. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the terms hereof, Fleet agrees to furnish only such information which it reasonably believes is legally required.

     (c) The Company and Fleet shall cooperate, to the extent reasonably requested by either of them, in the handling and disposition of any Actions, whether or not listed on the Company Disclosure Schedule and whether or not pending or threatened prior to the Closing, that arise out of or are related to any event or occurrence with respect to the Business prior to the Closing; provided, however, that the party ultimately responsible for discharging such Action shall have the authority to take such actions as it deems necessary or advisable, in its sole discretion, to discharge such Action subject, however, to the provisions of this Agreement.

     SECTION 6.19 Preservation of and Access to Books and Records. Fleet shall cause the LLC to preserve and keep all books and records of the Business and all information relating to the accounting, business, financial and Tax affairs of the Business in existence on the Closing Date or which come into existence after the Closing Date but relate to the Business prior to the Closing Date for a period of seven (7) years thereafter, or for any longer period (i) as may be required by any federal, state, local or foreign governmental body or agency,
(ii) as may be reasonably necessary with respect to the prosecution or defense of any audit, suit, action, litigation or administrative arbitration or other proceeding or investigation that is then pending or threatened, or (iii) that is equivalent to the period established by any applicable statute of limitations (or any extension or waiver thereof) with respect to matters pertaining to Taxes. For a period of four (4) years following the seven (7) year period specified above, if the LLC wishes to destroy such records, the LLC shall first provide the Company the opportunity to take possession of same.

     SECTION 6.20 Guarantees. Fleet shall take such commercially reasonable actions as necessary to cause Fleet National Bank to replace the Company under the Guarantees listed in Schedule 6.20 and to ensure that the Company has no remaining obligation under such guarantees after the Closing Date.

     SECTION 6.21 Pro Forma Statements of Operation. The Company shall deliver to Fleet prior to the date of mailing of the Proxy Statement to stockholders of the Company, a pro-forma statement of operations of the Business for the year ended December 31, 1996 and the nine months ended September 30, 1997 (the "Pro Forma Statement of Operations"). The Pro Forma Statement of Operations will reflect pretax earnings for the nine month period ended September 30, 1997 of no less than $30 million.

     SECTION 6.22 Employee Designations. It is acknowledged that Schedule 2.01(x) does not, in certain instances, give specific names of employees, but rather the number of employees who will be part of the Company Credit Card Business Employees to fill positions in particular departments (the "Potential Company Credit Card Business Employees"). Fleet shall use its best efforts to provide the Company with the names of specific employees to fill such positions within fifteen days after the date of this Agreement, and in any event shall give all of such names to the Company within 30 days after the date of this Agreement (it being agreed that all such selections shall be subject to the reasonable approval of the Company). If all of such names are not given to the Company within 30 days after the date of this Agreement, then the Company shall be permitted to designate those employees from such departments who will fill the positions for which names of specific employees were not given by Fleet within such 30 day period. Upon the identification and approval of Potential Company Credit Card Business Employees, such employees shall be deemed to be Company Credit Card Business Employees.

     SECTION 6.23 VISA and MasterCard. The Company shall take such commercially reasonable actions as reasonably requested by the LLC and as necessary to obtain any required consent of VISA USA Inc. ("VISA") and MasterCard International Inc. to the use of the bin numbers of Advanta National Bank in respect of the Company Contributed Assets; provided, however, that the Company shall not be required to take any actions which would reasonably be expected to affect adversely the ability of the Company to obtain a refund of its sixteen million dollar ($16,000,000) deposit with VISA or to materially and adversely effect the Company's ability to hold the Retained SmartMove Accounts and the Rewards Accelerator Accounts.

     SECTION 6.24 Strategic Business Assets. From and after the Closing Date, the parties agree that the strategic business assets identified on Annex A-8 to
Schedule 1 as shared assets (the "Shared Strategic Assets") may be used by each of the LLC and the Company in their respective businesses; provided, however, that, except in connection with a sale, transfer or other disposition of a substantial portion of the assets of a business unit or the Company as a whole, the Company shall not sell, transfer or otherwise dispose of such Shared Strategic Assets in any manner which would permit any person not Affiliated with the Company to the use of such assets in any manner which would compete with the consumer credit card business of the LLC.

                            ARTICLE VII.  INSURANCE

     SECTION 7.01 Liabilities to be Retained. The parties hereto acknowledge that the Non-Assumed Liabilities include any and all obligations of the Company and the Company Contributors to pay claims which were (for any particular claim) incurred on or prior to the Closing Date under the credit insurance policies and debt cancellation contracts sold by or on behalf of the Company to certain of its customers on or before the Closing Date (the "Credit Insurance Business"). Notwithstanding the fact that the accounts receivable from certain of these customers and the credit cards issued to such customers (including all contractual rights relating thereto) and the deferred acquisition costs associated with the Business (including the Credit Insurance Business) are included as part of the Contributed Assets, the parties hereto agree as follows:

     (a) The LLC, or an Affiliate thereof, pursuant to the terms of the Administration Agreement shall administer all claims made with respect to the Credit Insurance Business.

     (b) Within 5 Business Days' notice of receipt of notice thereof, together with appropriate backup documentation, the Company shall pay, or cause one of its Affiliates to pay, any and all proper Credit Insurance Business claims which were (for any particular claim) incurred on or prior to the Closing Date, whether or not the claim is made on or after the Closing, and shall promptly reimburse Fleet and its Affiliate if any one of them shall pay any such claim on behalf of the Company.

     SECTION 7.02 Assets to be Retained. The parties hereto acknowledge that the assets retained by the Company and the Company Contributors include all reserves relating to the Credit Insurance Business and the Company Contributed Assets include all deferred acquisition costs related to the Credit Insurance Business.

     SECTION 7.03 Insurance Proceeds. The parties agree that in the event insurance proceeds in respect of policies with American Bankers Life, or other insurance companies, are paid to such party or any of its Affiliates in respect of liabilities of the other party or its Affiliates, such proceeds will be promptly paid, without setoff, to the other party.

                      ARTICLE VIII.  CONDITIONS TO CLOSING

     SECTION 8.01 Conditions to Each Party's Obligation to Effect the Contribution. The respective obligations of each party to effect the Contribution and the other transactions contemplated by this Agreement are subject to the satisfaction or waiver, where permissible, prior to or concurrently with the Closing, of each of the following conditions:

     (a) This Agreement shall have been adopted by the affirmative vote of a majority of the votes entitled to be cast by the holders of the Class A Shares and the Class A Preferred Shares, voting together as a single class;

     (b) All regulatory approvals required to be obtained by such party to consummate the transactions contemplated hereby, including, without limitation, any required approvals of the Bank Authorities, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; and no such approvals shall contain any conditions or restrictions which the Board of Directors of either Fleet or the Company reasonably determines in good faith will have a Material Adverse Effect or a Fleet Material Adverse Effect or a material limitation on the ability of Fleet to operate the LLC or the Company to redeem shares of its capital stock following consummation of the transactions contemplated by this Agreement;

     (c) No statute, rule or regulation shall have been enacted or promulgated by any governmental authority of competent jurisdiction which prohibits the consummation of the Contribution and the other transactions contemplated by this Agreement;

     (d) There shall be no order, judgment, decree or injunction (whether temporary, preliminary or permanent) of a United States Federal or state court of competent jurisdiction in effect precluding or materially restricting or making illegal consummation of the Contribution and the other transactions contemplated by this Agreement;

     (e) The Ancillary Agreements (other than the Lease Agreements) shall have been executed, provided that this paragraph (e) shall not be a condition to the obligations of any party to effect the Contribution and the other transactions contemplated by this Agreement if such party has not negotiated in good faith and used its best efforts to negotiate and execute such agreements.

     SECTION 8.02 Conditions to the Company's Obligation to Effect the Contribution. The obligations of the Company and the Company Contributors to effect the Contribution and the other transactions contemplated by the Agreement are also subject to the satisfaction or waiver, where permissible, prior to or concurrently with the Closing of each of the following conditions:

     (a) Fleet and the Fleet Contributors shall have performed in all material respects their agreements and covenants contained in or contemplated by this Agreement which are required to be performed by them at or prior to the Closing;

     (b) The representations and warranties of Fleet set forth in this Agreement (without regard to any Fleet Material Adverse Effect qualification in such representation or warranty) shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date and time, and except for such failures to be true and correct as individually or in the aggregate will not have a Fleet Material Adverse Effect;

     (c) The Company and the Company Contributors shall have sufficient liabilities as provided in Schedule 1.06(a) which may be transferred to the LLC in accordance with the terms of this Agreement to permit the Closing Balance Sheet to reflect the Agreed Deficit; provided, however, that in the event the Company is unable to satisfy this condition and all other conditions to Closing have been satisfied or waived, then the Closing shall be delayed until a date which is within 20 Business Days after the Company is first able to satisfy this condition, with the exact date and time of Closing to be specified by the Company by notice to Fleet given at least three Business Days prior thereto;

     (d) The Company shall have received a certificate signed on behalf of Fleet by an executive officer of Fleet, dated as of the Closing Date, to the effect that the conditions set forth in Sections 8.02(a) and 8.02(b) hereof have been satisfied;

     (e) The Company shall have received the opinion of Edwards & Angell, counsel to Fleet, relying on Pennsylvania counsel as necessary, in form and substance reasonably satisfactory to the Company.

     SECTION 8.03  Conditions to Fleet's Obligation to Effect the
Contribution. The obligations of Fleet and the Fleet Contributors to effect the Contribution and the other transactions contemplated by this Agreement are subject to the satisfaction or waiver, where permissible, prior to or concurrently with the Closing of each of the following conditions:

     (a) The Company and the Company Contributors shall have performed in all material respects their agreements and covenants contained in or contemplated by this Agreement which are required to be performed by them at or prior to the Closing;

     (b) The representations and warranties of the Company set forth in this Agreement (without regard to any Material Adverse Effect qualification in such representation or warranty) shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date and time, and except for such failures to be true and correct as will individually or in the aggregate not have a Material Adverse Effect; provided, however, that for purposes of this paragraph (b), any change in the financial condition or results of operations of the Business shall be deemed not to result in a breach of any of the representations and warranties of the Company set forth in this Agreement;

     (c) Fleet shall have received a certificate signed on the Company's behalf by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Sections 8.03(a) and 8.03(b) hereof have been satisfied;

     (d) Fleet shall have received the opinion of Wolf, Block, Schorr and Solis-Cohen LLP, counsel to the Company, in form and substance reasonably satisfactory to Fleet, including an opinion regarding the valid transfer of Master Trust I and Master Trust II;

     (e) Since the date of this Agreement, no bona fide claim which challenges the consummation of the transactions contemplated by this Agreement shall have been filed which is reasonably likely to materially and adversely affect the ability of the LLC to operate the Business in substantially the same manner as it is presently operated; and

     (f) All consents and approvals of any persons required in connection with the assignment of the Material Company Contributed Contracts shall have been obtained (including, without limitation, the consent of the trustees to the amendment of Master Trust I and Master Trust II).

                  ARTICLE IX.  TERMINATION; AMENDMENTS; WAIVER

     SECTION 9.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, notwithstanding approval thereof by the stockholders of the Company, at any time prior to the Closing:

     (a) by mutual written consent of Fleet and the Company;

     (b) by either Fleet or the Company if the transactions contemplated by this Agreement have not been consummated by March 31, 1998 (as such date may be extended by mutual agreement or pursuant to the proviso to this sentence, the "Outside Termination Date"); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to consummate the transactions contemplated by this Agreement by the Outside Termination Date; provided, further, however, that if the failure to consummate the transactions contemplated by this Agreement by the Outside Termination Date result from the failure to satisfy the condition set forth in Section 8.02(c), then the Outside Termination Date shall be extended to June 30, 1998;

     (c) by either Fleet or the Company if any court of competent jurisdiction or other governmental body within the United States shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Contribution and such order, decree, ruling or other action shall have become final and nonappealable;

     (d) by Fleet, if (i) Fleet shall discover that any representation or warranty made by the Company in this Agreement (without regard to any Material Adverse Effect qualification in such representation or warranty) is untrue at the time such representation or warranty was made or (except for those representations and warranties made as of a particular date which need only be true and correct as of such date) shall not be true and correct as of the Closing Date, except where the failure to be so true and correct individually or in the aggregate would not have a Material Adverse Effect, provided that if any such failure to be so true and correct is capable of being cured prior to the Outside Termination Date, then Fleet may not terminate this Agreement under this paragraph (d) until the Outside Termination Date, unless Fleet provides notice to the Company, at or prior to the date originally scheduled for Closing by the Company specifying in reasonable detail the untruthfulness in the representations or warranties claimed by Fleet, and in no event may Fleet terminate this Agreement under this paragraph (d) if such failure is corrected prior to the Outside Termination Date, (ii) there shall have been a breach of any covenant or agreement on the part of the Company or any Company Contributor under this Agreement resulting in a Material Adverse Effect which shall not be capable of being cured prior to the Outside Termination Date, (iii) the stockholders of the Company fail at the Special Meeting to approve the Contribution and the other transactions contemplated by this Agreement; or (iv) the Company's Board (x) fails to recommend approval and adoption of this Contribution and the other transactions contemplated by this Agreement by the stockholders of the Company or withdraws or amends or modifies in a manner adverse to Fleet its recommendation or approval in respect of this Agreement and the Contribution, (y) makes any recommendation with respect to an Alternative Acquisition other than a recommendation to reject such Alternative Acquisition or (z) fails to convene the Special Meeting on or prior to the Outside Termination Date (other than as a result of any restraining order or injunction or court order or failure of the SEC to clear the Proxy Statement for mailing to the Company's stockholders on or before that date which is 35 days prior to the Outside Termination Date); or

     (e) by the Company, if (i) the Company shall discover that any representation or warranty made by Fleet in this Agreement (without regard to any Fleet Material Adverse Effect qualification in such representation or warranty) is untrue at the time such representation or warranty was made or (except for those representations and warranties made as of a particular date which need only be true and correct as of such date) shall not be true and correct as of the Closing Date, except where the failure to be so true and correct would not have a Fleet Material Adverse Effect or materially adversely affect (or materially delay) the consummation of the Contribution and the other transactions contemplated by this Agreement, provided that if any such failure to be so true and correct is capable of being cured prior to the Outside Termination Date, then the Company may not terminate this Agreement under this paragraph (e) until the Outside Termination Date, unless the Company provides notice to Fleet, at or prior to the date originally scheduled for closing by the Company specifying in reasonable detail the untruthfulness in the representations and warranties claimed) by the Company, and in no event may the Company terminate this Agreement under this paragraph (e) if such failure is corrected prior to the Outside Termination Date or (ii) there shall have been a material breach of any covenant or agreement in this Agreement on the part of Fleet which shall not be capable of being cured prior to the Outside Termination Date.

     SECTION 9.02  Effect of Termination.

     (a) In the event of the termination and abandonment of this Agreement pursuant to Section 9.01 hereof, this Agreement shall forthwith become void, without liability on the part of any party hereto except as provided in this
Section 9.02 and Sections 6.03(b) and 11.09; provided, however, that, other than in the case of a termination pursuant to Section 9.01(d)(iii), termination will not relieve a party in breach of this Agreement from liability for any willful breach of this Agreement giving rise to such termination. Notwithstanding the foregoing, neither Fleet, on the one hand, nor the Company, on the other hand, shall have any rights against each other with respect to the recovery of expenses, except as provided for in Section 9.02(b)(i) and except to the extent that the non-breaching party may recover such expenses pursuant to the proviso contained in the immediately preceding sentence.

     (b)(i) If Fleet shall have terminated this Agreement pursuant to Sections 9.01(d)(iii) or 9.01(d)(iv)(z) and an Alternative Acquisition is approved by the Board of Directors of the Company prior to the first anniversary of the termination of this Agreement, then in such case the Company shall promptly, but in no event later than two Business Days after approval by the Board of Directors of an Alternative Acquisition, pay Fleet a termination fee equal to $50 million, by wire transfer of immediately available funds to an account previously designated by Fleet and shall have no obligation to pay any other amounts or have any other liability on account of damages, expenses or otherwise.

          (ii) Notwithstanding any other provision hereof, no fee or any other amount shall be paid pursuant to this Section 9.02(b) or otherwise to Fleet if it or any Fleet Contributor shall be in material breach of its material obligations hereunder.

     SECTION 9.03 Amendment. Prior to the Closing Date, this Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company and Fleet at any time before or after adoption of this Agreement by the stockholders of the Company, but no amendment shall be made if it would violate applicable law or, after the approval of this Agreement and the transactions contemplated hereby at the Special Meeting, which materially adversely affects such stockholders, without further approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     SECTION 9.04 Extension; Waiver. At any time prior to the Closing, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company and Fleet, may (i) extend the time for the performance of any of the obligations or other acts of any other applicable party hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements of any other applicable party or with any conditions to its own obligations. Any agreement on the part of any other applicable party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                          ARTICLE X.  INDEMNIFICATION

     SECTION 10.01  Indemnification by the Company and Company Contributors.

     (a) Following Closing, Company and the Company Contributors shall jointly and severally indemnify and hold the LLC, Fleet and the Fleet Contributors harmless from and against any Losses sustained by the LLC, Fleet or any of the Fleet Contributors:

          (i) arising from any breach of any representation or warranty on the part of the Company or any Company Contributor (and for this purpose the representations and warranties of the Company, except for those contained in Section 4.07, shall not be deemed to include qualifications as to materiality or Material Adverse Effect, and the Knowledge standard shall be as set forth in the proviso to the definition thereof);

          (ii) arising from any breach of any covenant on the part of the Company or any Company Contributor;

          (iii) arising from a challenge to the validity of the transfer of Master Trust I or Master Trust II (other than arising out of actions or failures to act of Fleet and its Affiliates);

          (iv) related to any action taken by the Company or any of the Company Contributors with respect to any of its employee benefit plans, including any amendment thereto resulting from the transactions contemplated by this Agreement; and

          (v) related to any Non-Assumed Liability which is a liability of the Company or any of the Company Contributors, including, but not limited to, the Retained SmartMove Accounts and the Reward Accelerator Accounts.

     (b) Any and all Losses referred to in this Section 10.01 shall be computed on a net basis, after taking into account any amounts received or, in the reasonable opinion of Fleet, receivable by Fleet or any Fleet Contributor under any insurance policies.

     SECTION 10.02  Indemnification by Fleet and Fleet Contributors.

     (a) Following Closing, Fleet and the Fleet Contributors shall jointly and severally indemnify and hold the LLC, the Company and the Company Contributors harmless from and against any Losses sustained by the LLC, the Company or any Company Contributor:

          (i) arising from any breach of any representation or warranty on the part of Fleet or any Fleet Contributor under this Agreement (and for this purpose the representations and warranties of Fleet, except for those contained in Section 5.06, shall not be deemed to include qualifications as to materiality or Material Adverse Effect and the Knowledge standard shall be as set forth in the proviso in the definition thereof;

          (ii) arising from a breach of any covenant on the part of Fleet or any Fleet Contributor;

          (iii) arising from or resulting from any liability of Fleet or any of the Fleet Contributors which are not included as part of the Fleet Transferred Liabilities; and

          (iv) arising from or resulting from any guaranty listed in Schedule
     6.20 to the extent such Losses arise after the Closing Date.

     (b) Any and all Losses referred to in this Section 10.02 shall be computed on a net basis, after taking into account any amounts received or, in the reasonable opinion of the Company, receivable by the Company or any Company Contributor under any insurance policies.

     SECTION 10.03  Other Indemnification.

     (a) Following Closing, Fleet shall, and shall cause the Fleet Contributors and the LLC to, jointly and severally, indemnify and hold harmless the Company and the Company Contributors from and against any and all Losses sustained by the Company or any of the Company Contributors arising out of the Company Transferred Liabilities, including, without limitation, Ordinary Course of Business Liabilities, or the Fleet Transferred Liabilities.

     (b) Any and all Losses referred to in this Section 10.03 shall be computed on a net basis, after taking into account any amounts received or, in the reasonable opinion of the Company, receivable by the Company or any Company Contributor under any insurance policies.

     SECTION 10.04 Requirement for Notice. In the event that any claim is asserted or action, suit, or proceeding is commenced against a party hereto ("Indemnitee") which can reasonably be expected to result in any liability or indemnity being imposed on another party hereto ("Indemnitor"), the Indemnitee shall promptly give notice thereof to Indemnitor. Indemnitor then shall have the opportunity to defend such claim, action, suit or proceeding with counsel reasonably satisfactory to Indemnitee. Indemnitor shall have control of any defense or settlement, and if Indemnitor accepts such defense and diligently defends or pursues a settlement, then Indemnitor shall not be liable to the Indemnitee for any of the Indemnitee's attorneys' fees or other costs and expenses. If Indemnitor does not accept such defense (i) Indemnitor nevertheless shall have the opportunity to participate in (but not to control) the defense against such claim, action, suit or proceeding and to participate in any negotiations with respect thereto and (ii) Indemnitee shall have control of any defense. Notwithstanding the foregoing, no settlement of any claim as to which indemnification is required or may be sought hereunder shall be made without the consent of the Indemnitor, which consent shall not be unreasonably withheld.

     SECTION 10.05  Limitation on Indemnification.

     (a) Notwithstanding anything to the contrary contained herein, (i) neither the Company nor the Company Contributors shall have any obligation with respect to any indemnification payments pursuant to the provisions of Sections 10.01(a)(i) or 10.01(a)(iii) except to the extent that the aggregate indemnification obligations of the Company and the Company Contributors exceed $15,000,000 in the aggregate, and the Company and the Company Contributors shall have no obligation with respect to such initial $15,000,000 amount, (ii) the indemnification provided for herein shall not cover, and in no event shall any party hereto be liable for, any consequential, incidental or special damages, and (iii) in no event may any claim for indemnification be made in an amount which is less than $50,000.

     (b) Notwithstanding anything to the contrary contained herein, (i) neither Fleet nor any of the Fleet Contributors shall have any obligation with respect to any indemnification payments pursuant to the provisions of Section 10.02(a)(i) except to the extent that the aggregate indemnification payments of Fleet and the Fleet Contributors exceed $15,000,000 in the aggregate and Fleet and the Fleet Contributors shall have no obligation with respect to such initial $15,000,000, (ii) the indemnification provided herein shall not cover, and in no event shall any party hereto be liable for, any consequential, incidental or special damages, and (iii) in no event may any claim for indemnification be made in an amount less than $50,000.

                           ARTICLE XI.  MISCELLANEOUS

     SECTION 11.01 Survival of Representations and Warranties. All covenants, agreements, representations and warranties contained in this Agreement, including the schedules hereto shall survive the Closing and the consummation of the transactions contemplated by this Agreement, provided that the representations and warranties survive only for a period of one year after Closing, except for the representations set forth in Sections 4.02, 4.12 and
5.02 hereof, which shall survive the Closing for the applicable statute of limitations period. Notwithstanding the foregoing, the parties hereto (including their permitted assigns) shall be entitled to indemnity under Article X (subject to the limitations on indemnity set forth therein) for any and all claims made to the party breaching such representation or warranty within the periods indicated above, as the case may be, based upon the breach or violation of such covenants, agreements, representations and warranties.

The termination of any covenant, agreement, representation or warranty shall not affect any person's right to prosecute to conclusion any claim made in writing as aforesaid (which describes such claim with reasonable specificity) prior to the termination of such covenant, agreement, representation or warranty.

     SECTION 11.02 Brokerage Fees and Commissions. Except for BT Wolfensohn, the Company hereby represents and warrants to Fleet with respect to the Company and its Affiliates, and except for Lehman Bros., Inc. and Merrill Lynch & Co., Fleet hereby represents and warrants to the Company with respect to Fleet and its Affiliates, that no person is entitled to receive from the Company or Fleet, respectively, or any of their respective Subsidiaries or Affiliates, any investment banking, brokerage or finder's fee or fees for financial consulting or advisory services in connection with this Agreement or the transactions contemplated hereby.

     SECTION 11.03 Entire Agreement; Assignment. This Agreement (including the Disclosure Schedules and the other documents and instruments referred to herein)
(a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral (other than the agreement referred to in Section 6.03(b) hereof and this Section 11.03), among the parties or any of them with respect to the subject matter hereof, (b) shall be binding upon the parties hereto and their successors and permitted assigns and (c) shall not be assigned without the prior written consent of the other parties hereto; provided, however, that the Company hereby covenants and agrees that in the event that the Company sells all or substantially all of its assets within six years after the Closing Date, it will assign its obligations hereunder to the purchasers of such assets (and may, at its option, assign all or any portion of its rights hereunder to such parties), and the consent of Fleet shall not be required for an assignment pursuant to this proviso; provided, further, however, that in no event shall the sale or other disposition of the Company's interests in Advanta Information Systems, Inc. Advanta Partners LP and/or Advanta Business Services Corp. be a sale of all or substantially all of the assets of the Company for purposes of this Agreement.

     SECTION 11.04 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

     SECTION 11.05 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or by next business day courier to the respective parties as follows:

                                          If to Fleet or any Fleet Contributor:

                                          Brian T. Moynihan
                                          Managing Director, Strategic Planning
                                          and Corporate Development
                                          Fleet Financial Group, Inc.
                                          One Federal Street
                                          37th Floor
                                          Boston, MA 02116

                                          with copies to:

                                          Drew J. Pfirrman, Esq.
                                          Assistant General Counsel
                                          Fleet Financial Group, Inc.
                                          One Federal Street
                                          9th Floor
                                          Boston, MA 02110

                                          Edwards & Angell
                                          2700 Hospital Trust Tower
                                          28th Floor
                                          Providence, RI 02903
                                          Attention: V. Duncan Johnson, Esq.

                                          If to the Company or any Company
                                          Contributor:

                                          Advanta Corp.
                                          Welsh and McKean Roads
                                          Spring House, PA 19477
                                          Attention: William A. Rosoff
                                                Vice Chairman of the Board

                                          with a copy to:

                                          Advanta Corp.
                                          Welsh and McKean Roads
                                          Spring House, PA 19477
                                          Attention: Elizabeth Mai, Esquire
                                                Senior Vice President and
                                                     General Counsel

                                          with a copy to:

                                          Wolf, Block, Schorr and Solis-Cohen
                                          LLP
                                          111 South 15th Street
                                          Philadelphia, Pennsylvania 19102
                                          Attention: Herbert Henryson II, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or sent by facsimile transmission, or one day after delivery to a courier for next-day delivery. Nothing in this Section 11.05 shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including litigation arising out of or in connection with this Agreement), which service shall be effected as required by applicable law.

     SECTION 11.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 11.07 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning of interpretation of this Agreement.

     SECTION 11.08 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 11.09 Expenses. Except as otherwise specifically provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement, shall be paid by the party incurring such expenses; provided, however, that all costs and expenses (including transfer fees, consent fees and penalty fees) incurred in connection with the assignments of the Material Company Contributed Contracts (except one such agreement as to which the parties have agreed that all costs and expenses shall be borne by the Company) and the Material Information Technology Contracts, and all recording fees, transfer fees, documentary stamps and sales taxes payable in connection with the Contribution of the Company owned real property and personal property, shall be paid 50% by the Company and 50% by Fleet, and the LLC shall bear all costs and expenses (including transfer fees, consent fees and penalty fees) incurred either before, or after the Closing, in connection with the Contribution of all other Company Contributed Contracts and Fleet Contributed Contracts.

     SECTION 11.10 Third Party Beneficiaries. Except for, from and after the Closing hereunder, the rights of holders and obligees of interest bearing liabilities included in the Company Transferred Liabilities to performance of the obligations assumed by the LLC to pay such holders and obligees the amounts owed to them, this Agreement is not intended to, and does not, create any rights or benefits of any person other than the parties hereto.

     SECTION 11.11 Construction; Interpretation. The parties hereby agree that any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

     SECTION 11.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     SECTION 11.13 Effect of Investigation. Except to the extent provided in this Agreement, no investigation by the parties hereto made before or after the date of this Agreement or the provisions of any documents (other than the Disclosure Schedules), whether available pursuant to this Agreement or otherwise, shall affect the interpretation of the representations and warranties of the parties which are contained herein.

     SECTION 11.14 Joinder. The parties hereto shall cause the LLC to be formed prior to the Closing Date and shall cause the LLC to enter into a joinder to this Agreement pursuant to which the LLC agrees to be bound by all of the terms and provisions of this Agreement applicable to the LLC.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed under seal on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                          FLEET FINANCIAL GROUP, INC.

                                          By:     /s/ BRIAN T. MOYNIHAN
                                            ------------------------------------
                                            Name: Brian T. Moynihan
                                            Title: Managing Director, Strategic
                                              Planning and Corporate Development

ATTEST:

         /s/ H. JAY SARLES
--------------------------------------
Name: H. Jay Sarles
Title: Chief Administrative Officer

                                          ADVANTA CORP.

                                          By:       /s/ DENNIS ALTER
                                            ------------------------------------
                                            Name: Dennis Alter
                                            Title: Chairman

ATTEST:

       /s/ WILLIAM A. ROSOFF
--------------------------------------
Name: William A. Rosoff
Title: Vice Chairman